                                  SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                     SECURITIES EXCHANGE ACT OF 1934.

Check the appropriate box:

[ ]Preliminary Information Statement
[ ]Confidential, for use of the Commission only (as permitted by
   Rule 14c-5(d)(2))
[X]Definitive Information Statement


                             THE PARTS SOURCE, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as specified in its Charter)


                                      None.
-------------------------------------------------------------------------------
 (Name of person(s) Filing Information Statement, if Other Than the Registrant)


Payment of filing fee (check the appropriate box):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

       COMMON STOCK, $.001 PAR VALUE PER SHARE, OF THE PARTS SOURCE, INC.

(2) Aggregate number of securities to which transaction applies:

                  3,462,273 SHARES OF PARTS SOURCE COMMON STOCK
     (INCLUDING, FOR PURPOSES OF CALCULATING THE FILING FEE, THE EXERCISE OF OUTSTANDING OPTIONS TO PURCHASE 50,000 SHARES OF PARTS SOURCE COMMON STOCK)

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                $3.00 PER SHARE*

(4)  Proposed maximum aggregate value of transaction:         $10,386,819

(5)  Total fee paid:       $2,078

[X] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

---------
*   Pursuant to Rule 0-11(c)(1)

                             THE PARTS SOURCE, INC.
                           1751 South Missouri Avenue
                            Clearwater, Florida 33756


                                                                  April 16, 1999


Dear Shareholder:

         You are invited to attend a very important special meeting of the shareholders of The Parts Source, Inc. to be held on Friday, May 7, 1999, at the time and place set forth on the accompanying Notice of Special Meeting of Shareholders.

         At the special meeting you will be asked to consider and vote upon a proposal to adopt a merger agreement between The Parts Source and General Parts, Inc. If the merger is completed, The Parts Source will become a wholly owned subsidiary of General Parts. Upon completion of the merger, the holders of Parts Source common stock will receive $3.00 per share in cash.

         The Board of Directors of The Parts Source has, by the unanimous vote of the directors, determined that the merger is fair to and in the best interests of The Parts Source and its shareholders. ACCORDINGLY, THE BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

         The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Parts Source common stock. Pursuant to the terms of the merger agreement, the principal shareholders of The Parts Source, owning approximately 54.4% of all outstanding shares of Parts Source common stock, have agreed to vote all of their shares of Parts Source common stock "FOR" the adoption of the merger agreement.

         Your vote is important and The Parts Source's management team welcomes your attendance at the special meeting. HOWEVER, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. If you do attend the special meeting, you may vote in person. I look forward to seeing you at the special meeting of The Parts Source shareholders, and I sincerely hope you will be able to attend.

                                               Sincerely,

                                              /s/ Thomas D. Cox
                                              -------------------------------
                                                  Thomas D. Cox
                                          President and Chief Executive Officer

                             THE PARTS SOURCE, INC.
                           1751 South Missouri Avenue
                            Clearwater, Florida 33756

                               ------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 7, 1999

                               ------------------

To the Shareholders
of The Parts Source, Inc.:

         A special meeting of the holders of common stock of The Parts Source, Inc., a Florida corporation, will be held on Friday, May 7, 1999, at 9:00 a.m., local time, at the Holiday Inn Select located at 3535 Ulmerton Road, Clearwater, Florida, 33762. The special meeting has been called for the following purposes:

         - To consider and vote upon a proposal to adopt the merger agreement by and among The Parts Source and General Parts, Inc.; and

         - If necessary, to approve any adjournment of the special meeting without further notice except by announcement at the special meeting.

         Following the merger, The Parts Source will be a wholly owned subsidiary of General Parts. The merger agreement is more completely described in the accompanying Information Statement, and a copy of the merger agreement is attached as Appendix A hereto.

         Parts Source shareholders of record at the close of business on April 15, 1999 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Parts Source common stock entitled to vote.

         Parts Source shareholders who do not vote in favor of adopting the merger agreement and who otherwise comply with the requirements of Florida law will be entitled to appraisal rights. A summary of the applicable Florida law provision, including the requirements a Parts Source shareholder must follow in order to exercise his or her appraisal rights, is contained in the accompanying Information Statement. A copy of the applicable Florida law provision is attached as Appendix C to the Information Statement.

                                      By Order of the Board of Directors,

                                      /s/ Robert A. Cox
                                      -----------------------------------
                                      Robert A. Cox
                                      Secretary



Clearwater, Florida
April 16, 1999

                             THE PARTS SOURCE, INC.
                           1751 South Missouri Avenue
                            Clearwater, Florida 33756


                               ------------------

                              INFORMATION STATEMENT

                               ------------------


         This Information Statement is being furnished by the Board of Directors of The Parts Source, Inc., a Florida corporation, to Parts Source shareholders in connection with the special meeting to be held on Friday, May 7, 1999, at 9:00 a.m., local time, at the Holiday Inn Select located at 3535 Ulmerton Road, Clearwater, Florida, 33762, and any adjournment or postponement thereof.

         At the special meeting, Parts Source shareholders will be asked to consider and vote upon a proposal to adopt a merger agreement between The Parts Source and General Parts, Inc. If the merger is completed, The Parts Source will become a wholly owned subsidiary of General Parts. Upon completion of the merger, the holders of Parts Source common stock will receive $3.00 per share in cash.

         PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. You will be informed of the time and method of exchanging your old stock certificates for cash.

         The affirmative vote of a majority of all the votes entitled to be cast at the special meeting by the holders of the issued and outstanding Parts Source common stock is required to approve the merger. Certain directors and officers of The Parts Source own 1,857,400 shares of Parts Source common stock, representing approximately 54.4% of the outstanding shares of Parts Source common stock. Pursuant to the terms of the merger agreement, such persons have agreed to vote their shares of Parts Source common stock in favor of the merger.

         THE PARTS SOURCE BOARD OF DIRECTORS BELIEVES THE MERGER IS IN THE BEST INTERESTS OF PARTS SOURCE SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE PROPOSAL AND RECOMMENDS THAT PARTS SOURCE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

         This Information Statement is accompanied by a copy of The Parts Source's Annual Report on Form 10-K for the year ended December 31, 1998. All information set forth in this Information Statement and the accompanying Form 10-K report with respect to The Parts Source has been furnished by The Parts Source, and all information set forth herein with respect to General Parts has been furnished by General Parts. This Information Statement is first being mailed to Parts Source shareholders on or about April 16, 1999.

         WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US ONE.

            The date of this Information Statement is April 16, 1999.

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER .....................................  1
SUMMARY ....................................................................  3
         The Parties .......................................................  3
         The Merger ........................................................  3
         Appraisal Rights ..................................................  4
         Recommendation of The Parts Source Board ..........................  5
         Opinion of The Parts Source Financial Advisor .....................  5
         Market Price of Parts Source Common Stock .........................  5
         Dividends on Parts Source Common Stock ............................  5
THE SPECIAL MEETING ........................................................  6
         Purpose ...........................................................  6
         Independent Auditors ..............................................  6
         Record Date and Voting Rights .....................................  6
         Required Vote .....................................................  6
         No Solicitation of Proxies ........................................  7
         Adjournments ......................................................  7
THE PARTIES ................................................................  7
         The Parts Source ..................................................  7
         General Parts .....................................................  8
THE MERGER .................................................................  8
         Background of the Merger ..........................................  8
         The Parts Source's Reasons for the Merger ......................... 10
         Opinion of The Parts Source Financial Advisor ..................... 11
         General Parts' Reasons for the Merger ............................. 16
         The Merger Agreement .............................................. 16
         Accounting Treatment .............................................. 22
         Delisting of Parts Source Common Stock ............................ 22
         Certain Federal Income Tax Consequences ........................... 23
         Governmental Approvals ............................................ 24
         Interests of Certain Persons in the Merger ........................ 24
         Appraisal Rights .................................................. 24
MARKET PRICE OF PARTS SOURCE COMMON STOCK .................................. 26
BENEFICIAL OWNERSHIP OF PARTS SOURCE COMMON STOCK .......................... 27
WHERE YOU CAN FIND MORE INFORMATION ........................................ 28


APPENDIX A - Stock Purchase Agreement
APPENDIX B - Opinion of Raymond James & Associates, Inc.
APPENDIX C - Florida Business Corporation Act, Sections 607.1301, 607.1302
             and 607.1320

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

         The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Parts Source shareholder. Please refer to the more detailed information contained elsewhere in this Information Statement, the Appendices and the documents referred to or incorporated herein by reference.

Q: IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY PARTS SOURCE COMMON STOCK?

A:   You will receive $3.00 in cash for each share of Parts Source common stock you own.

Q:   WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A: Holders of record of Parts Source common stock as of the close of business on April 15, 1999 are entitled to vote at the special meeting. Each Parts Source shareholder has one vote for each share of Parts Source common stock they own.

Q:   WHAT VOTE IS REQUIRED FOR PARTS SOURCE SHAREHOLDERS TO APPROVE THE MERGER?

A:   In order for the merger to be approved, the holders of a majority of the outstanding Parts Source common stock must vote "FOR" the merger. As of the record date, Thomas D. Cox and Robert A. Cox owned an aggregate of 1,857,400 shares of Parts Source common stock, or approximately 54.4% of all outstanding shares of Parts Source common stock on such date. Pursuant to the terms of the merger agreement, Messrs. Thomas and Robert Cox have agreed to vote all of their shares of Parts Source common stock "FOR" the adoption of the merger agreement. Messrs. Thomas and Robert Cox collectively own enough shares to approve the merger without the affirmative vote of any other Parts Source shareholder.

Q:   WHAT AM I BEING ASKED TO DO NOW?

A:   Nothing.  We are not asking you for a proxy, and you are requested not to send us a proxy. However, due to the important nature of the special meeting, we encourage you to carefully read this entire document and the documents to which we have referred you before the special meeting. Then, you may attend the special meeting on Friday, May 7, 1999, and you may vote in person at the meeting.

Q:   DO I NEED TO ATTEND THE PARTS SOURCE SPECIAL MEETING IN PERSON?

A:   No, although you are welcome to attend. However, you must attend the special meeting and vote your shares in person in order for your shares to be included in the vote.

Q:   WILL I HAVE APPRAISAL RIGHTS AS A RESULT OF THE MERGER?

A:   Yes. Holders of Parts Source common stock who do not vote in favor of adopting the merger agreement and who otherwise comply with the requirements of Florida law will have appraisal rights. A summary describing the requirements you must follow in order to exercise your appraisal rights is described in "The Merger -- Appraisal Rights" in this Information Statement at page 24.

Q: WHEN WILL HOLDERS OF PARTS SOURCE COMMON STOCK RECEIVE THE MERGER CONSIDERATION?

A:   The merger is expected to be completed promptly following the special meeting of Parts Source shareholders. However, it is possible that delays could require that the merger be completed at a later time. Following the merger, you will receive instructions on how to receive your cash payment in exchange for your shares of Parts Source common stock. You must return your Parts Source stock certificate as described in the instructions. You will receive your cash payment as soon as practicable after General Parts receives your Parts Source stock certificate.

Q:   SHOULD I SEND IN MY PARTS SOURCE STOCK CERTIFICATES NOW?

A:   No. After the merger is completed, General Parts will send Parts Source shareholders written instructions for exchanging their Parts Source stock certificates.

Q:   WILL I OWE TAXES AS A RESULT OF THE MERGER?

A:   The merger will be a taxable transaction for all holders of Parts Source common stock. As a result, the cash you receive in the merger in exchange for your shares of Parts Source common stock and any cash you may receive from exercising your appraisal rights will be subject to federal income tax and also may be taxed under applicable state, local and other tax laws. In general, you will recognize gain (or loss) equal to the difference between (a) the amount of cash you receive and (b) the tax basis of your shares of Parts Source common stock exchanged in the merger or the tax basis of your shares subject to appraisal rights. Refer to the section entitled "The Merger -- Certain Federal Income Tax Income Consequences" in this Information Statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor regarding the specific tax consequences of the merger applicable to you.

                       WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have more questions about the merger after reading this Information Statement, you should contact:

                              The Parts Source, Inc.
                              1751 South Missouri Avenue
                              Clearwater, Florida 33756
                              Telephone:  (727) 588-0377
                              Attention:  Investor Relations

                                     SUMMARY

         This summary highlights selected information from this Information Statement and may not contain all of the information that is important to you as a Parts Source shareholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred you.

THE PARTIES

         THE PARTS SOURCE. The Parts Source, Inc. is a specialty supplier and retailer of automotive replacement parts, tools, supplies, equipment and accessories to both professional mechanics, garages or service technicians and "do-it-yourself" customers, as well as other independently owned auto parts stores. The Parts Source operates one distribution center and 41 auto parts stores in Florida.

         The principal executive offices of The Parts Source are located at 1751 South Missouri Avenue, Clearwater, Florida 33756, and its telephone number is
(727) 588-0377.

         GENERAL PARTS. General Parts, Inc. is engaged in distributing and selling after market automotive parts, tools, supplies, equipment and accessories to independent jobbers, professional mechanics and "do-it-yourself" customers. General Parts operates 37 distribution centers nationwide, which serve over 2,700 auto parts stores in 42 states.

         The principal executive offices of General Parts are located at 2635 Millbrook Road, Raleigh, North Carolina 27604, and its telephone number is (919) 573-3000.

THE MERGER

         TERMS OF THE MERGER. In the merger, a wholly owned subsidiary of General Parts, formed for the sole purpose of effecting the merger, will be merged into The Parts Source, with The Parts Source being the surviving corporation. Upon completion of the merger, holders of Parts Source common stock will receive $3.00 per share in cash, and The Parts Source will become a wholly owned subsidiary of General Parts. Subject to satisfaction or waiver of certain conditions contained in the merger agreement, The Parts Source and General Parts intend to file Articles of Merger with the Secretary of State of the State of Florida promptly following the special meeting if a majority of the holders of the outstanding shares of Parts Source common stock vote to adopt the merger agreement. The merger will be effective upon the filing of the Articles of Merger or such later time as is specified in the Articles of Merger (the "Effective Time"). The total purchase price General Parts will pay in the merger for the shares of Parts Source common stock, including outstanding stock options, is approximately $10.4 million. See "The Merger -- The Merger Agreement -- The Merger, and -- Merger Consideration" at page 16.

         TREATMENT OF PARTS SOURCE STOCK OPTIONS. At the Effective Time, each Parts Source stock option, whether or not currently exercisable, will be automatically canceled and converted into the right to receive an amount in cash equal to $3.00 less the exercise price of The Parts Source stock option. See "The Merger -- The Merger Agreement -- Treatment of Parts Source Stock Options" at page 17, and "Interests of Certain Persons in the Merger -- Effect of the Merger on Parts Source Stock Options" at page 24.

         CONDITIONS TO THE MERGER. The obligations of The Parts Source and General Parts to complete the merger are subject to a number of conditions, including, among others:

          - adoption of the merger agreement by the holders of a majority of the outstanding shares of Parts Source common stock;

          - no adverse environmental conditions on any of The Parts Source's real property;

          - no court order prohibiting the merger and no law in effect making the merger illegal;

          - the fairness opinion of The Parts Source's financial advisor not having been withdrawn;

          - the receipt of certain legal opinions, consents and approvals from third parties; and

          - holders of no more than 10,000 shares of Parts Source common stock have filed a notice indicating their intent to exercise their appraisal rights.

Each of The Parts Source and General Parts have the right to waive any of the conditions to its obligation to complete the merger. See "The Merger -- The Merger Agreement -- Conditions to the Merger" at page 18.

         TERMINATION; BREAK-UP FEES AND EXPENSES. The merger agreement may be terminated under a number of circumstances at any time prior to the Effective Time, whether before or after the approval of the merger by the shareholders of The Parts Source. Under certain circumstances, either General Parts or The Parts Source and Messrs. Thomas Cox and Robert Cox may be required to pay a termination fee and expenses of up to $586,667. In addition, any third party that enters into a business combination with The Parts Source within 12 months after a termination of the merger agreement by General Parts may be required to pay certain fees and expenses to General Parts. Parts Source shareholders are urged to read the description of the termination provisions at "The Merger -- The Merger Agreement-- Termination; Break-Up Fee" at page 19.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER. Some of The Parts Source's management and directors may have interests in the merger that are different from, or in addition to, the interests of shareholders of The Parts Source generally. At General Parts request, Thomas D. Cox, The Parts Source's President and Chief Executive Officer, and Robert A. Cox, The Parts Source's Executive Vice President and Secretary, will enter into consulting agreements and non-compete agreements with General Parts that will become effective upon completion of the merger. The aggregate value of the consulting agreements and non-compete agreements to each of Messrs. Thomas and Robert Cox is $250,000 over a period of three years. "The Merger -- Interests of Certain Persons in the Merger" at page 24.

APPRAISAL RIGHTS

         Parts Source shareholders who do not vote in favor of adopting the merger agreement and who otherwise comply with the requirements of Florida law will be entitled to appraisal rights. For a summary of the applicable Florida law. See "The Merger-Appraisal Rights" at page 24.

RECOMMENDATION OF THE PARTS SOURCE BOARD

         The Board of Directors of The Parts Source has, by the unanimous vote of all directors, approved the merger agreement. THE PARTS SOURCE BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE PARTS SOURCE AND ITS SHAREHOLDERS AND RECOMMENDS THAT PARTS SOURCE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT. For a discussion of the factors considered by The Parts Source Board, see, "The Merger-The Parts Source's Reasons for the Merger" at page 10.

OPINION OF THE PARTS SOURCE FINANCIAL ADVISOR

         Raymond James & Associates, Inc. was retained by The Parts Source Board to act as its exclusive financial advisor to evaluate the merger and the fairness, from a financial point of view, of the consideration to be received by Parts Source shareholders. Raymond James has delivered its opinion dated as of March 11, 1999 to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the consideration to be received by Parts Source shareholders in the merger is fair, from a financial point of view, to Parts Source shareholders. A copy of the Raymond James opinion is attached as Appendix B to this Information Statement. Parts Source shareholders are urged to read the Raymond James opinion carefully and in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the opinion. See "The Merger -- Opinion of The Parts Source Financial Advisor" at page 11.

MARKET PRICE OF PARTS SOURCE COMMON STOCK

         Parts Source common stock trades on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "ACEP." See "Market Price of Parts Source Common Stock" at page 26 for high and low sale prices of Parts Source common stock as reported on Nasdaq.

DIVIDENDS ON PARTS SOURCE COMMON STOCK

         Since its inception, The Parts Source has not paid any dividends on its common stock.

                               THE SPECIAL MEETING

PURPOSE

         The special meeting will be held on Friday, May 7, 1999, at 9:00 a.m., local time, at the Holiday Inn Select located at 3535 Ulmerton Road, Clearwater, Florida, 33762. The purpose of the special meeting is for Parts Source shareholders to consider and vote upon a proposal to adopt the merger agreement.

         THE PARTS SOURCE BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE PARTS SOURCE AND ITS SHAREHOLDERS AND RECOMMENDS THAT PARTS SOURCE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

INDEPENDENT AUDITORS

         The Parts Source has been advised that a representative of Grant Thornton LLP, The Parts Source's independent auditors, will be present at the special meeting. This representative will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions presented at the special meeting.

RECORD DATE AND VOTING RIGHTS

         The holders of record of Parts Source common stock as of the close of business on April 15, 1999, the record date, are entitled to receive notice of, and to vote at, the special meeting. Each outstanding share of Parts Source common stock on the record date is entitled to one vote at the special meeting. On the record date, there were 3,412,273 shares of Parts Source common stock outstanding held by approximately 200 shareholders of record.

         The holders of a majority of the outstanding shares of Parts Source common stock on the record date will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Parts Source common stock held in treasury by The Parts Source are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting unless the holder is present solely to object to the special meeting. However, if a new record date is set for the adjourned meeting, then a new quorum will have to be established.

REQUIRED VOTE

         Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Parts Source common stock entitled to vote on the merger. You must vote your shares in person in order for your shares to be included in the vote. Since approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Parts Source common stock as of the record date, the failure of a Parts Source shareholder to vote shares in favor of the merger agreement, for any reason whatsoever whether by withholding the vote, by abstaining or causing a broker non-vote - will have the same effect as a vote cast against the merger agreement. A broker non-vote generally occurs when a broker, who holds shares in street name for a customer, does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter.

         As of the record date, Messrs. Thomas and Robert Cox owned an aggregate of 1,857,400 shares of Parts Source common stock, or approximately 54.4% of all outstanding shares of Parts Source common stock on such date. Pursuant to the terms of the merger agreement, Messrs. Thomas and Robert Cox have agreed to vote all of their shares of Parts Source common stock "FOR" the adoption of the merger agreement. Messrs. Thomas and Robert Cox collectively own enough shares to approve the merger without the affirmative vote of any other Parts Source shareholder.

NO SOLICITATION OF PROXIES

         We are not asking you for a proxy, and you are requested not to send us a proxy. In order for your shares of Parts Source common stock to be included in the vote, you must attend the special meeting and vote your shares in person. The Parts Source will bear all of the costs associated with preparing this Information Statement and its mailing to Parts Source shareholders.

ADJOURNMENTS

         Although it is not expected, the special meeting may be adjourned for certain reasons. Any adjournment may be made by approval of the holders of a majority of the outstanding shares of Parts Source common stock present in person at the special meeting (whether or not a quorum exists) without notice other than by an announcement made at the special meeting. The Parts Source does not currently intend to seek a postponement or adjournment of the special meeting.

                                   THE PARTIES

THE PARTS SOURCE

         The Parts Source is a specialty supplier and retailer of automotive replacement parts, tools, supplies, equipment and accessories to both professional installers and do-it-yourself customers, as well as other independently owned auto parts stores. The Parts Source operates one distribution center and 41 auto parts stores in Florida, of which 22 are wholesale stores selling primarily to professional installers and 19 are traditional stores selling both to the professional installer and do-it-yourself customers. The Parts Source also maintains approximately 210 radio-dispatched trucks that can make most deliveries to its professional installers within 30 minutes. Stores carry an extensive product line of "hard" parts including brakes, belts, hoses, filters, cooling system parts, tune-up parts, shock absorbers, gaskets, batteries, bearings, engine parts, re-manufactured alternators and starters, chassis parts and exhaust systems, for domestic and imported cars, vans and trucks, as well as brand name maintenance items and accessories. In addition, The Parts Source also carries (i) maintenance items, such as oil, antifreeze, fluids, engine additives and appearance products; (ii) accessories, such as floor mats and seat covers; (iii) automotive tools; and
(iv) professional service equipment. For the year ended December 31, 1998, approximately 91% of The Parts Source's sales were derived from hard parts. Approximately 83% of the company's 1998 sales were derived from professional installers, 9% from do-it-yourself customers, and 8% from the independent auto parts stores.

         For the year ended December 31, 1998, The Parts Source generated annual net sales of $46 million, and experienced a net loss of $343,611. The loss is primarily attributed to new competitors entering the wholesale market.

         The principal executive offices of The Parts Source are located at 1751 South Missouri Avenue, Clearwater, Florida 33756, and its telephone number is
(727) 588-0377.

GENERAL PARTS

         General Parts is engaged in distributing and selling after market automotive parts, tools, supplies, equipment and accessories to independent jobbers, professional mechanics and "do-it-yourself" customers. General Parts operates 37 CARQUEST Distribution Centers nationwide, which serve over 2,700 CARQUEST Auto Parts stores in 42 states.

         General Parts' principal business and principal office are located at 2635 Millbrook Road, Raleigh, North Carolina 27604, and its telephone number is
(919) 573-3000.

                                   THE MERGER

BACKGROUND OF THE MERGER

         In late 1997 and early 1998, The Parts Source's management concluded that in order to compete with the large, well-capitalized, national companies entering the Florida wholesale auto parts market, the company's principal source of business, it would be necessary to reduce the cost of its products by acquiring a distribution center, or as an alternative, to consider a merger with an established national company. In mid-February and early March, 1998, the management of The Parts Source had preliminary discussions with certain representatives of General Parts and another auto parts company, to ascertain whether there was an interest in a possible merger. These preliminary discussions terminated however, without any offers being made and The Parts Source then devoted its efforts to acquiring a distribution center. In September 1998, The Parts Source purchased a distribution center in Ocala, Florida from A.P.S., a national distributor of automotive replacement parts.

         In late 1998, The Parts Source's management learned that General Parts was targeting the Florida market. As a result, The Parts Source Board re-evaluated its strategic direction and concluded that it would be in the best interests of The Parts Source and its shareholders to explore again the possibility of a merger with a larger, better capitalized company. After some research, The Parts Source Board concluded that there were only a few large companies, including General Parts, who were not already conducting operations in Florida, and would be in a position to accomplish such a merger.

         On December 1, 1998, Thomas D. Cox, President of The Parts Source, contacted O. Temple Sloan, III, Senior Vice President of General Parts, to informally determine the interest in a potential business combination between the two companies. The representatives of the companies determined that it would be mutually beneficial to meet again and further discuss the matter. A meeting was set for December 7, 1998 in Fort Lauderdale, Florida. Attending the December 7th meeting was Thomas D. Cox, O. Temple Sloan III, Robert A. Cox, Executive Vice President and Secretary of The Parts Source, and John Gardner, consultant and former Chief Financial Officer of General Parts. At the meeting, it was agreed that there was a genuine interest on both sides in the possibility of a merger between The Parts Source and General Parts.

         On December 10, 1998, O. Temple Sloan, III called Thomas Cox to set up a meeting for December 14, 1998 at Tampa International Airport to continue preliminary discussions. At the December

14, 1998 meeting, The Parts Source suggested an offer of $3.25 per share. On January 5, 1999, another meeting was held at the Tampa airport, at which time General Parts tentatively agreed to the $3.25 per share price, subject to the completion of a due diligence survey and the completion of The Parts Source's 1998 year end audit.

         From January 19, 1999 to January 25, 1999, General Parts conducted a due diligence review of The Parts Source. Following preliminary completion of the due diligence review, General Parts offered to purchase the common stock of The Parts Source for $2.60 per share. The reason given by General Parts for the reduced offer was that, in connection with their due diligence review, General Parts concluded that the cost of The Parts Source's inventory was greater than anticipated. General Parts' cost of inventory is lower than The Parts Sources' cost of inventory due to the fact that General Parts has greater purchasing power than The Parts Source. The Parts Source, however, rejected General Parts' $2.60 per share offer, and over the next several days further discussions were held regarding the valuation. Based on these discussions, General Parts revised its offer to $2.75 per share, which offer was also rejected.

         On January 29, 1999, at meetings held at the offices of The Parts Source's independent auditors and at the Tampa airport with O. Temple Sloan, Jr., Chief Executive Officer of General Parts, O. Temple Sloan, III, Bill Kuykendall, Chief Financial Officer of General Parts, and Thomas and Robert Cox in attendance, a negotiated price of $3.00 per share was agreed upon, subject to the approvals of the boards of directors of both General Parts and The Parts Source, completion of The Parts Source's 1998 year end audit and the signing of a definitive agreement.

         Between February 4, 1999 and February 15, 1999, the companies and their legal counsel negotiated the terms and conditions of the merger agreement, and General Parts continued its due diligence review. On the afternoon of February 16, 1999, The Parts Source Board held a special meeting to consider and vote upon the merger agreement. After a thorough discussion of the terms and conditions of the proposed merger, The Parts Source Board unanimously approved the execution of the merger agreement with General Parts and the recommendation of the merger to Parts Source shareholders, subject to the receipt of a written fairness opinion from Raymond James, the company's financial advisors. In the evening of February 16th, a definitive agreement was executed by Thomas D. Cox as President of The Parts Source, and O. Temple Sloan, III, as Senior Vice President of General Parts, subject to, among other things, receipt of The Parts Source's 1998 year end audit, the receipt of a fairness opinion from Raymond James and shareholder approval at a special meeting of Parts Source shareholders. On the morning of February 17, 1999, prior to the opening of the stock markets, The Parts Source issued a press release announcing the merger and the signing of a definitive agreement.

         The definitive agreement between General Parts and The Parts Source was also signed by Messrs. Thomas and Robert Cox, in their individual capacities as shareholders of The Parts Source, subject to certain fiduciary out provisions. Pursuant to the terms of the merger agreement, Messrs. Thomas and Robert Cox, who own approximately 54.4% of all outstanding shares of Parts Source common stock, agreed to vote all of their shares "FOR" the adoption of the merger agreement. In addition, pursuant to the definitive merger agreement, Messrs. Thomas and Robert Cox will enter into consulting and non-competition agreements with General Parts after the merger. The value of such agreements to each of Messrs. Thomas and Robert Cox is $250,000 over three years.

         On February 22, 1999, Raymond James was engaged to deliver a written fairness opinion with respect to the merger consideration. On March 11, 1999, Raymond James delivered its opinion to The

Parts Source Board, stating that the terms of the merger agreement and the consideration to be received by Parts Source shareholders is fair to the company and its shareholders from a financial point of view.

THE PARTS SOURCE'S REASONS FOR THE MERGER

         The Parts Source Board has, by the unanimous vote of all directors, determined that the merger is fair to and in the best interests of The Parts Source and its shareholders from a financial point of view. In evaluating and determining to approve and recommend the merger to Parts Source shareholders, The Parts Source Board considered the following factors:

- The Parts Source's business plan as an independent company in the context of its assessment of The Parts Source's business, operations, financial position, personnel and prospects;

- the foreseeable competition from larger companies entering the Florida market, and the effect of such competition on the company's gross margin;

- the prospect of combining with a larger, more well-established company to reduce the cost of goods sold, thereby improving margins;

- the possible difficulties in increasing The Parts Source's revenues and earnings if The Parts Source was to remain independent as a result of a number of factors, including The Parts Source's ability to continue funding its capital expenditure requirements and acquisitions on favorable terms;

- presentations by, and discussions with, senior management of The Parts Source and representatives of Raymond James and the company's legal counsel regarding the terms of the merger agreement;

- the advice of Raymond James described below under "Opinion of The Parts Source Financial Advisor" to the effect that the merger consideration is fair to Parts Source common shareholders from a financial point of view;

- that the merger consideration to be received by holders of Parts Source common stock was (a) 140% higher than the lowest closing sale price of Parts Source common stock over the period from January 4, 1999 to February 15, 1999, (b) 109% higher than the highest closing sale price of Parts Source common stock over the same period, and (c) 100% higher than the closing sale price of Parts Source common stock at the close of business on February 11, 1999, the day before the merger agreement was signed;

- that the merger would be a taxable transaction to the holders of Parts Source common stock and that all of the per share merger consideration would be paid in cash, which could be used to satisfy all or some portion of any tax liability resulting from the merger;

- that the merger agreement does not prohibit The Parts Source from participating in discussions or negotiations with, or furnishing information (pursuant to a confidentiality agreement) to, any person or entity if The Parts Source Board concludes (after consultation with its financial advisor) that such person or entity has made or is reasonably likely to make a bona fide proposal for a transaction which it believes may be more favorable than the merger from a financial point of view;

- the ability of The Parts Source Board to terminate the merger agreement upon payment to General Parts of a termination fee and expenses, in the event The Parts Source Board decides to approve a superior proposal; and

- the financial condition of General Parts and the ability of General Parts to complete the merger in a timely manner.

         In light of The Parts Source Board's knowledge of the business and operations of The Parts Source and its business judgment, The Parts Source Board considered and evaluated each of the factors listed above during the course of its deliberations prior to approving the merger agreement. Each of the factors listed above was believed by The Parts Source Board to support the decision to adopt the merger agreement, except for the factor relating to the taxable nature of the merger, which was specifically negotiated in connection with the transaction. In view of the wide variety of factors considered in connection with its evaluation of the merger, The Parts Source Board found it impracticable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determinations.

         After considering all of the foregoing factors, The Parts Source Board concluded that the merger is fair to and in the best interests of The Parts Source and its shareholders. The Parts Source Board believes that the factors listed above, when considered together, support the fairness of the merger to The Parts Source and its shareholders. THE PARTS SOURCE BOARD BELIEVES THAT SUCH FACTORS SUPPORT ITS RECOMMENDATION THAT PARTS SOURCE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF THE PARTS SOURCE FINANCIAL ADVISOR

         In connection with the merger, The Parts Source engaged Raymond James to render an opinion to the Board as to the fairness, from a financial point of view, to the holders of Parts Source common stock, of the financial terms and conditions of the merger. No limitations were imposed on Raymond James by the Board or management of The Parts Source with respect to the investigations made or procedures followed by Raymond James in preparing and rendering its opinion, and The Parts Source and its management cooperated fully with Raymond James in connection therewith. Raymond James rendered its written opinion that as of March 11, 1999, the consideration to be received by the holders of Parts Source common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders. Raymond James reaffirmed its opinion as of the date of this Information Statement.

         A copy of Raymond James's opinion, dated as of the date of this Information Statement, which sets forth the assumptions made, factors considered and limitations on the review undertaken by Raymond James, is attached hereto as Appendix B and is incorporated by reference herein. Holders of Parts Source common stock should read carefully the attached Raymond James written opinion in its entirety and the discussion set forth herein concerning the scope and limitations of Raymond James' review. The summary of the opinion as set forth in this Information Statement is qualified in its entirety by reference to the full text of such opinion. Raymond James' opinion is directed only to the consideration payable to holders of Parts Source common stock in exchange for such stock under the merger agreement and does not constitute a recommendation to any holder of Parts Source common stock as to how such holder should vote at The Parts Source special meeting.

         In connection with its opinion, Raymond James reviewed certain publicly available information concerning The Parts Source and certain internal financial analyses and forecasts furnished to it by the company's management, including the preliminary draft of the audited financial statements for the year ended December 31, 1998. Raymond James also held discussions with members of the senior management of The Parts Source regarding the business and prospects of the company. In addition, Raymond James: (i) reviewed historical prices and trading activity for Parts Source common stock; (ii) compared certain financial and stock market information for The Parts Source with similar information for certain selected companies within the automotive parts distribution industry whose securities are publicly traded as well as available information on others which are privately held; (iii) reviewed the financial terms of certain recent acquisitions and business combinations which were deemed comparable in whole or in part; (iv) performed a discounted cash flow valuation of The Parts Source; and (v) considered such other factors as were deemed appropriate (such material studies and analyses are summarized below). Raymond James also reviewed the merger agreement attached as Appendix A to this Information Statement.

         In the course of its analysis, Raymond James also reviewed the financial terms of the non-compete and consulting agreements entered into by the principal shareholders with General Parts concurrently with the execution of the merger agreement. Raymond James noted that the aggregate value of the contracts represents additional consideration to those shareholders in an amount which is less than 5% of the amount of cash consideration being paid to all shareholders. Raymond James further noted that (i) non-compete agreements are common in transactions of this type, whereby an acquirer, in Raymond James' view as described below (see "Analysis of Selected Transactions and Acquisitions"), appears to primarily be purchasing a customer list and an established market share; (ii) consulting agreements are also common as consideration for the fact that the non-compete agreements generally preclude the principals from seeking employment with a competitor; and (iii) the principals in this case have a long-established business history in the Central and West Florida region, which they will not be utilizing to their economic benefit outside of the consulting agreements for an extended period of time. Raymond James did not conduct an investigation as to the consistency of the financial terms of these agreements with similar agreements in other transactions, as this was beyond the scope of its engagement. However, for the reasons noted above and in the context of the transaction as a whole, nothing which Raymond James reviewed with respect to the agreements altered its conclusions as to the fairness, from a financial point of view, of the cash consideration to be received by the shareholders of The Parts Source for their common stock.

         As described in its opinion, Raymond James relied upon and assumed the accuracy and completeness of the information that was publicly available or was furnished by The Parts Source or otherwise reviewed by Raymond James for purposes of rendering its opinion, and Raymond James has not assumed any responsibility or liability therefore. Raymond James assumed that financial forecasts of the company examined by Raymond James have been reasonably prepared in good faith on the bases reflecting the best currently available estimates and judgments of the company's management. Raymond James expressed no opinion with respect to such forecasts or the assumptions upon which such forecasts were based. Raymond James has not assumed any responsibility to make or obtain an independent evaluation or appraisal of the assets or liabilities of The Parts Source, nor has it been furnished with any evaluation or appraisal. In addition, Raymond James assumed that the merger will be consummated in accordance with the terms of the merger agreement. Raymond James' opinion states that it was based on market, economic and other conditions as they existed and could be evaluated as of the date of this Information Statement. Subsequent developments may affect its opinion, and Raymond James does not have any obligation to update, revise or reaffirm its opinion.

         The following is a brief summary of all material analyses that Raymond James used in arriving at its opinion.

         COMPARISON OF HISTORICAL STOCK PRICE PERFORMANCE. Raymond James examined the history of the trading prices for Parts Source common stock from January 4 to February 15, 1999. During this period, The Parts Source's closing common stock price ranged from a high of $1.44 per share to a low of $1.25 per share. The merger agreement sets forth a purchase price of $3.00 per share, which represents a premium to the period's high and low of 109% and 140%, respectively. Raymond James has conducted a review of over 80 acquisition transactions announced since January 1, 1998 involving public companies, each having a transaction value of $50 million or less, and has observed that the average premium to the closing price 1 week prior to the announcement date was 36.7%. Raymond James did not identify a specific price per share of Parts Source stock below which Raymond James would no longer consider the transaction fair to Parts Source shareholders.

         COMPARISON WITH SELECTED PUBLICLY TRADED COMPANIES. Raymond James compared selected financial data of The Parts Source with certain data from publicly traded companies considered by Raymond James to be comparable to The Parts Source. Specifically, Raymond James included in its review the following four wholesale-oriented automotive parts distributors: Hahn Automotive Warehouse, O'Reilly Automotive, Rankin Automotive Group and R&B Inc. Each of the selected companies can be characterized as small-capitalization stocks, and three of the four (Hahn, Rankin and R&B), like The Parts Source, are in a class frequently referred to as "micro-capitalization" due to their having a market value of equity which is less than a range of $100-$150 million. It was noted that the selected companies have varying retail/wholesale revenue mixes; however, analysis of the financial information of these companies did not reveal material differences which could be explained by differences in the retail/wholesale mix of sales. The financial information which was reviewed included market valuation, the implied multiples based on the ratio of enterprise value (defined as equity purchase price plus debt assumed minus cash, or "TEV") to historical revenues, EBIT (earnings before interest and taxes) and EBITDA (earnings before interest, taxes, depreciation and amortization). An analysis of the implied multiples based on the ratio of the current stock price to the last four quarters' earnings per share was deemed to be non-meaningful, due to (i) the absence of published projections for The Parts Source and one of the four selected comparable companies; and (ii) the presence of losses for The Parts Source and one other comparable companies for the most recent twelve months of publicly available, historical data.

         Enterprise Value to Sales Multiple. The average multiple of TEV to sales for the companies was 1.0 times (excluding The Parts Source), with a high of 2.1 times and a low of 0.4 times. The median multiple of TEV to sales for the companies was 0.6 times. The difference between these two statistics is accounted for by the high ratio of O'Reilly's (=2.1); the mean ratio of the other three companies was 0.6, which is the corresponding multiple for The Parts Source based upon the transaction price. Application of the mean ratios of TEV to sales for the four- and three- companies, respectively, to the preliminary audited 1998 sales of The Parts Source, results in enterprise values of $46.1 million and $29.2 million, as compared with the proposed transaction enterprise value of $27.0 million.

         Enterprise Value to EBIT and EBITDA Multiple. The average EBIT multiple (TEV divided by EBIT) of the four selected companies was 14.0 times, while the EBIT multiple for The Parts Source at the proposed transaction value was 52.5 (based upon preliminary audited results for the year ended December 31, 1998). Application of the average EBIT multiple of 14 to The Parts Source's preliminary 1998 EBIT of $498,976 results in an enterprise value of $7.0 million, substantially less than the proposed transaction value. Similarly, the average multiple of enterprise value to EBITDA for the companies reviewed (excluding The Parts Source) was 11.3 times, with a high of
19.5 times and a low (excluding Rankin Automotive, whose EBIT and EBITDA were negative) of 5.8 times. This compares with an EBITDA multiple of 20.1 times The Parts Source's preliminary audited 1998 EBITDA of $1,303,977 for the proposed transaction.

         ANALYSIS OF SELECTED TRANSACTIONS AND ACQUISITIONS. Raymond James also selected five recent transactions for comparison to the merger. The five transactions were selected because of two important common characteristics. All of the selected transactions involved targets in the automotive aftermarket parts distribution business for whom a material portion of their sales are to the Professional Installer segment of the market, and each involved a substantially larger acquirer purchasing a smaller, regionally-focused competitor. Three of the five targets were private; hence, full financial data was not available through public filings. However, each of the acquirers are public companies, and important financial data, particularly sales and transaction value data related to the targets, was available from the subsequent published reports of equity research analysts (including in one case a Raymond James analyst) which followed management-sponsored conference calls with the respective analysts regarding the transactions. To the extent possible, Raymond James has independently compared this data to that disclosed in public filings; however, the ultimate accuracy of the data is limited to that of the published reports we relied upon in performing the analysis and Raymond James has not assumed any responsibility or liability for such data. In performing its analysis, Raymond James focused on the ratio of the target's enterprise value (at the transaction price) to its trailing annual sales, for three reasons: (i) the data availability limitations described above; (ii) the frequent existence at privately-held companies of executive compensation levels and other non-essential expenses which tend to obscure the true earning power of the target and thereby impair their usefulness in comparisons to transactions involving public companies; and (iii) Raymond James' view that the selected transactions, like the merger, represent regional "tuck-in" acquisitions in the context of their larger acquirers, and that acquirers' interest in such acquisitions is primarily the acquisition of a sales revenue base in a new market. Stated alternatively, the acquirers are primarily seeking to add a customer list to their existing distribution system, and therefore acquisition multiples of historical sales are more relevant than multiples of historical earnings, EBIT, EBITDA and assets. The average multiple of transaction enterprise value to prior annual revenues was 0.49 times, with a high of 0.60 times and a low of 0.39 times, compared to 0.59 times for The Parts Source transaction. The Parts Source transaction is therefore near the top of the range of the selected precedent transactions. In addition, Raymond James analyzed the acquisition price premiums (as measured against prices of target securities prevailing prior to acquisition announcements) of the two public precedent transactions, noting that The Parts Source transaction premium-to-market of 100% (relative to the closing price on February 11, 1999, the end of the week prior to the announcement) exceeded those of either of the two public precedent transactions, which were 3% and 39%.

         DISCOUNTED CASH FLOW VALUATION. Raymond James performed a discounted cash flow (DCF) valuation of The Parts Source, whereby a five-year projection was developed based upon management's financial plan (prior to their entering into this transaction). The DCF valuation analysis involved the following: (i) discounting the free cash flows generated by the Company in each of the respective years, plus (ii) discounting of an assumed perpetual cash flow after the fifth year (the "terminal year"), (iii) adding the present values for each of the years and the terminal year present value; (iv) subtracting the Company's debt, and (v) dividing the resulting figure by the number of Parts Source shares to arrive at a per share value of The Parts Source based on the DCF analysis. The discount rate used to determine the present value of the respective cash flows was 10.48% which represents the weighted average cost of capital for The Parts Source, assuming a debt-to-equity ratio equal to that of the peer group of comparable public companies (described above). The DCF methodology is one that is in wide use by investors and corporate financial officers for a variety of financial decision-making applications, and has its foundation in academic financial theory as well as applied corporate finance. The key assumption of the analysis is the forecast itself, which in this case assumed (i) moderate store growth of five store additions per year for the years 2000 through 2003, with no additions thereafter; (ii) capital expenditures and working capital growth consistent with historical patterns; (iii) a gross margin percentage of sales consistent with the experience of The Parts Source subsequent to the APS - Ocala acquisition; (iv) moderate improvements to the selling, general and administrative expense percentage of sales resulting from higher sales volumes; (v) a blended interest rate on The Parts Source's debt of 8%; and (vi) continued renewal and extension of The Parts Source's bank credit agreements. With respect to the last point, it was noted that certain restrictions in The Parts Source's bank agreements limit the degree to which it can open stores without the prior consent of its lenders, suggesting that only a modest store expansion plan would be appropriate for forecasting purposes. It should also be noted that the assumptions regarding operating performance are not predictions of future performance, but represent Raymond James' interpretation of management's operating plans and what it believes an outside investor's expectations would reasonably be for future performance, absent material adverse or beneficial events which cannot be predicted. The DCF analysis resulted in a per share value of The Parts Source of $2.49, which is less than the actual transaction price/share.

         The summary set forth above does not purport to be a complete description of the analyses of data underlying Raymond James' opinion or its presentation to The Parts Source Board of Directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Raymond James believes that the summary set forth above and its analyses must be considered as whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Raymond James based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Raymond James based its analyses are set forth above under the description of each such analysis. Raymond James' analyses are not necessarily indicative of actual values or actual future results that might be achieved which values may be significantly higher or lower than those indicated. Moreover, Raymond James' analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses or securities actually could be bought or sold.

         The Parts Source Board selected Raymond James as its financial advisor because Raymond James is a nationally recognized investment banking firm, and the principals of Raymond James have substantial experience in the automotive parts distribution industry and are familiar with The Parts Source and its operations. As part of its investment banking practice, Raymond James is regularly engaged in valuations of businesses and their securities in connection with mergers and acquisitions; investments for passive and control purposes; negotiated underwritings; secondary distributions of listed and unlisted securities; private placements; and valuations of commercial enterprises for estate, corporate and other purposes. In the ordinary course of business, Raymond James may have actively traded the securities of The Parts Source for its own account and for the accounts of its customers, and may at any time hold a long or short position in such securities.

         In connection with the merger, The Parts Source contracted with Raymond James to provide external investment banking services, pursuant to which The Parts Source requested Raymond James to provide a fairness opinion in connection with the merger. Through negotiation, The Parts Source and

Raymond James determined that, under the terms of its agreement with Raymond James, The Parts Source would pay Raymond James $75,000 upon delivery of the fairness opinion. The Parts Source also agreed to reimburse Raymond James for reasonable out-of-pocket expenses incurred by Raymond James and to indemnify Raymond James against certain liabilities, including liabilities under the federal securities laws.

GENERAL PARTS' REASONS FOR THE MERGER

         The General Parts Board has unanimously determined that the merger is fair to and in the best interests of the shareholders of General Parts. Accordingly, the General Parts Board approved the merger agreement. The General Parts Board considered a number of factors prior to approving the merger, including:

         - the merger is consistent with General Parts' long-term objective of delivering shareholder value by growth through acquisitions and internal growth;

         - the merger will provide entry into significant new geographic markets;

         -        the merger will add significant management expertise; and

         - the combined company will have the potential to realize cost savings in administration, insurance and in purchasing supplies and equipment.

THE MERGER AGREEMENT

         The following is a summary of the material terms of the merger agreement. This summary is not a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Appendix A to this Information Statement. Terms used in this section of this Information Statement with initial capital letters that are not otherwise defined in the Information Statement have the meaning given to those terms in the merger agreement.

         THE MERGER. At the Effective Time, a wholly owned subsidiary of General Parts, Newco Acquisition Sub, will be merged into The Parts Source in accordance with the applicable provisions of the Florida Business Corporations Act ("FBCA"). Following the merger, General Parts will own all of the outstanding shares of Parts Source common stock. Upon the satisfaction or waiver of all the conditions contained in the merger agreement (other than those to be satisfied at the closing), The Parts Source and Newco Acquisition Sub will file Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA. The merger will become effective immediately upon filing of the Articles of Merger or at such later time as is specified in the Articles of Merger.

         MERGER CONSIDERATION. At the Effective Time, as a result of the merger and without any action on the part of any shareholder:

         - each share of Parts Source common stock outstanding immediately prior to the Effective Time (other than any dissenting shares) will be converted into and exchanged for the right to receive from General Parts $3.00 in cash; and

         - each share of common stock of Newco Acquisition Sub outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of Parts Source common stock.

         General Parts will designate a bank or trust company (the "Paying Agent") to act as the agent for the merger. The Paying Agent will receive the merger consideration from General Parts and will distribute the cash merger consideration to each holder of Parts Source common stock after they have properly delivered their Parts Source common stock certificates, along with a signed letter of transmittal, to the Paying Agent.

         DISSENTING SHARES. In the merger, the holders of Parts Source common stock have appraisal rights under Sections 607.1301, 607.1302 and 607.1320 of the FBCA (collectively hereinafter referred to as, "Section 1320"). If a Parts Source shareholder exercises his or her appraisal rights and complies with the procedural requirements of Section 1320 of the FBCA (each, a "Dissenting Shareholder"), the shares of Parts Source common stock owned by the Dissenting Shareholder will not be converted into the right to receive the merger consideration at the Effective Time. Instead, such Dissenting Shareholder will receive the appraised value of his or her shares of Parts Source common stock. The shares of Parts Source common stock owned by a Dissenting Shareholder are referred to as "Dissenting Shares." If, after the Effective Time, the Dissenting Shareholder fails to comply with the requirements of Section 1320, the Dissenting Shares of such Dissenting Shareholder will be treated as shares of Parts Source common stock and will be converted into the right to receive the merger consideration. At the Effective Time, a Dissenting Shareholder will not have any rights (including voting rights and rights to dividends or distributions) with respect to his or her Dissenting Shares other than the rights provided by Sections 1301, et seq. For a summary of the requirements that a Parts Source shareholder must follow in order to exercise his or her appraisal rights, see "The Merger -- Appraisal Rights."

         TREATMENT OF PARTS SOURCE STOCK OPTIONS. Each outstanding option to purchase shares of Parts Source common stock will be canceled in exchange for the right to receive an amount in cash equal to $3.00, less the exercise price of the stock option. At the Effective Time, each Parts Source stock option will no longer be outstanding or represent the right to receive Parts Source common stock, and will only represent the right to receive the net cash amount.

         REPRESENTATIONS AND WARRANTIES. The merger agreement contains various representations and warranties of the parties including, among other things, their respective businesses and organizational documents, capital structure, authority to execute, deliver and perform their respective obligations under the merger agreement, required filings and consents, compliance with laws, filings with the SEC, absence of certain changes and events, undisclosed liabilities, litigation and taxes. Except as set forth in the merger agreement, the representations and warranties made by The Parts Source and General Parts will not survive beyond the Effective Time or the termination of the merger agreement.

         CONSENTS, APPROVALS, AND FILINGS. The Parts Source and General Parts are required to make all governmental filings necessary to complete the merger, including with the Federal Trade Commission ("FTC"). Further, The Parts Source and General Parts will obtain all required consents, waivers, approvals, authorizations and orders from various third parties that are necessary to complete the merger. The Parts Source and General Parts have agreed to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary or advisable under applicable laws to complete the merger, including furnishing all information required to be included in any application or filing necessary to complete the merger.

         NO SOLICITATION. The Parts Source has agreed that it will not and will not permit any of its officers, directors, employees, agents or representatives, to solicit or initiate any inquiries or proposals regarding or engage in negotiations or discussions concerning any merger, sale of substantial assets, sale of capital stock (including any tender offer) or other similar transaction involving The Parts Source, other than the transactions contemplated by the merger agreement (an "Acquisition Proposal"). The Parts Source has also agreed that it will not provide any nonpublic information relating to The Parts Source to any person who proposes an Acquisition Proposal, except as described below.

         If, at any time prior to the meeting the Board of Directors of The Parts Source determines in good faith, after consultation with outside counsel, that it is reasonably advisable to do so in order to comply with its fiduciary duties to shareholders under applicable law, The Parts Source may, in response to an Acquisition Proposal, furnish information to the person making the Acquisition Proposal pursuant to a customary confidentiality agreement and participate in discussions and negotiations regarding the Acquisition Proposal.

         The Parts Source shall notify General Parts immediately if it receives any written Acquisition Proposal or if any pending Acquisition Proposal has been modified or amended. Further, The Parts Source will notify General Parts if it receives any request for information relating to The Parts Source or for access to the properties, books or records of The Parts Source by any person who is considering making or who has made an Acquisition Proposal.

         CONDITIONS TO THE MERGER. The obligations of General Parts to consummate the merger is subject to the satisfaction of the following conditions, unless waived by General Parts prior to the closing date of the merger (the "Closing Date"):

          - The Parts Source and Messrs. Thomas and Robert Cox must have performed all acts required of them under the terms of the merger agreement;

          - Messrs. Thomas and Robert Cox must have approved the merger at the meeting;

          - Messrs. Thomas Cox and Robert Cox must have delivered an opinion of Schifino & Fleischer, P.A., Attorneys at Law, Tampa, Florida, with respect to certain matters set forth in the merger agreement;

          - The Parts Source and Messrs. Thomas and Robert Cox must have secured and delivered all required written consents to the merger;

          - Messrs. Thomas and Robert Cox must have each entered into a non-competition and a consulting agreement with General Parts;

          - The Parts Source must have satisfied certain environmental conditions;

          - all required regulatory consents must have been obtained and must be in full force and effect and all waiting periods required by law must have expired;

          - the representations and warranties of The Parts Source and Messrs. Thomas Cox and Robert Cox must be accurate as of the Closing Date;

          - The Parts Source and Messrs. Thomas and Robert Cox must have delivered certain customary closing documents;

          - holders of a majority of the outstanding shares of Parts Source common stock must have approved the merger;

          - holders of no more than 10,000 shares of Parts Source common stock may have filed with The Parts Source a notice that such holder intends to perfect his dissenters' rights with respect to such shares (except for such shareholders who have withdrawn such notice and voted in favor of the merger); and

          - Raymond James must have delivered to The Parts Source its opinion that the consideration to be received by the shareholders of The Parts Source in connection with the merger is fair, from a financial point of view, to such shareholders and that such opinion has not been withdrawn.

         The obligations of The Parts Source and Messrs. Thomas and Robert Cox to consummate the merger are subject to the satisfaction of the following conditions, unless waived by them prior to the Closing Date:

          - General Parts must have delivered resolutions of its board of directors authorizing General Parts to enter into the merger agreement, establish Newco Acquisition Sub as its wholly owned subsidiary and perform all other acts contemplated by the merger agreement;

          - General Parts must have delivered an opinion of W. Gerald Thornton, Attorney at Law, Raleigh, North Carolina, with respect to certain matters set forth in the merger agreement;

          - the Paying Agent must have delivered a certificate, dated as of the Closing Date, to the effect that the Paying Agent has received from General Parts sufficient funds to pay the aggregate merger consideration; and

          - Raymond James must have delivered to The Parts Source its opinion that the consideration to be received by the shareholders of The Parts Source in connection with the merger is fair, from a financial point of view, to such shareholders and that such opinion shall not have been withdrawn.

         TERMINATION; BREAK-UP FEE. The merger agreement may be terminated at any time prior to the Effective Time in any of the following circumstances:

          -    by mutual consent of General Parts and The Parts Source; or

          - by either party in the event of an uncured material breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement

               (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

          - by either party if any court or other governmental agency issues a non-appealable final order or ruling or has taken any action to permanently prevent the merger (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

          - by either party in the event that the merger has not been completed by September 1, 1999 (provided that the terminating party has not intentionally or deliberately delayed completion of the merger); or

          - by either party in the event that any of the conditions precedent to the obligations of that party to consummate the merger cannot be satisfied or fulfilled by September 1, 1999 (provided that the terminating party has not intentionally or deliberately delayed completion of the merger); or

          - by General Parts, in the event that the Board of Directors of The Parts Source fails to reaffirm its approval of the merger (to the exclusion of any other acquisition proposal), or has resolved not to reaffirm the merger, or has affirmed, recommended or authorized entering into any other acquisition involving The Parts Source; or

          - by General Parts, in the event (1) Thomas D. Cox and Robert A. Cox fail to vote their approval of the merger at the meeting; (2) holders of a majority of the outstanding shares of Parts Source common stock fail to vote their approval of the merger at the meeting; or (3) holders of more than 10,000 shares of Parts Source common stock have notified The Parts Source of their intent to perfect their dissenters' rights with respect to their shares (except that General Parts may not terminate the merger agreement for this reason if Messrs. Thomas Cox and Robert Cox agree to indemnify General Parts for any amounts owed to all holders who perfect their dissenters' rights in excess of the cash payment per share above the 10,000 share threshold).

         General Parts will be required to pay The Parts Source a termination fee of $486,667 plus up to $100,000 of expenses if the merger agreement is terminated by The Parts Source because:

          -    General Parts has materially breached the merger agreement;

          - General Parts has failed to satisfy its obligations under the merger agreement by September 1, 1999;

          - General Parts has intentionally or deliberately delayed completion of the merger beyond September 1, 1999; or

          - the merger is not consummated as a result of the failure of General Parts to satisfy certain closing conditions.

         Correspondingly, The Parts Source and Messrs. Thomas and Robert Cox will be jointly and severally required to pay General Parts a termination fee of $486,667 plus up to $100,000 of expenses if the merger agreement is terminated by General Parts because:

         -        The Parts Source has materially breached the merger agreement;

         - The Parts Source has failed to satisfy its obligations under the merger agreement by September 1, 1999;

         - the Board of Directors of The Parts Source has failed to reaffirm its approval of the merger or has approved another acquisition involving The Parts Source;

         - Messrs. Thomas Cox and Robert Cox or a majority of holders of the outstanding shares of Parts Source common stock fail to vote their approval of the merger at the meeting;

         - holders of more than 10,000 shares of Parts Source common stock have notified The Parts Source of their intent to perfect their dissenters' rights with respect to their shares and Messrs. Thomas Cox and Robert Cox have not agreed to indemnify General Parts for any amounts owed to all holders who perfect their dissenters' rights in excess of the cash payment per share above the 10,000 share threshold (however, if the number of dissenting shares exceeds 50,000, then The Parts Source and Messrs. Thomas Cox and Robert Cox will only be required to pay General Parts up to $100,000 of expenses);

         - either The Parts Source or Messrs. Thomas Cox and Robert Cox have intentionally or deliberately delayed completion of the merger beyond September 1, 1999; or

         - the merger is not consummated as a result of the failure of The Parts Source or Messrs. Thomas Cox or Robert Cox to satisfy certain closing conditions.

         In addition, any third-party that enters into a business combination with The Parts Source within 12 months after a termination of the merger agreement by General Parts for any of the reasons in the foregoing paragraph would be required to pay to General Parts an amount in cash equal to the sum of
(1) up to $100,000 of expenses incurred by General Parts in connection with the merger, plus (2) 5% of the aggregate fair market value of the consideration received by the shareholders of The Parts Source received in the business combination, less (3) any portion of the $486,667 termination fee previously paid to General Parts by The Parts Source and Messrs. Thomas Cox and Robert Cox. Also, Messrs. Thomas Cox and Robert Cox would be required to pay to General Parts 50% of the aggregate fair market value of the consideration received by them as a result of the business combination in excess of the merger consideration.

         SPECIAL MEETING. The merger agreement requires that The Parts Source hold a meeting of Parts Source shareholders for the purpose of considering and voting on a proposal to adopt the merger agreement. The merger agreement also provides that The Parts Source Board recommend to Parts Source shareholders that they vote "For" the adoption of the merger agreement at the special meeting. However, The Parts Source Board will not be required to make any recommendation to Parts Source shareholders if The Parts Source Board determines (after consultation with legal counsel) that making the recommendation would be a breach of its fiduciary duties to The Parts Source and its shareholders. In such event, The Parts

Source may be required to pay certain termination fees and expenses. See "The Merger -- The Merger Agreement-- Termination; Break-Up Fee."

         INDEMNIFICATION. The Parts Source and Messrs. Thomas and Robert Cox have agreed to indemnify General Parts and any of its affiliates (each, an "Indemnified Party") against certain costs and expenses. The costs and expenses may include attorneys' fees, judgments, fines, losses, claims, damages and liabilities that relate to any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a) relating to the merger or the merger agreement or (b) with respect to any acts or omissions or alleged acts or omissions of the Indemnified Parties occurring at or prior to the Effective Time.

         EMPLOYEE BENEFIT MATTERS. The merger agreement does not contain any provisions regarding the effect of the merger on Parts Source employee benefit plans and other policies currently in effect. However, General Parts has indicated that it will either (i) continue, without amendment or change (except changes which increase compensation or benefits or that may be required by law), all Parts Source employee benefit plans and other policies and arrangements which provide compensation or benefits to employees of The Parts Source and its subsidiaries, or (ii) replace any Parts Source employee benefit plan with any other plan or arrangement that provides, at minimum, a substantially equivalent level of compensation or benefits as currently provided.

         FEES AND EXPENSES. Except as set forth above under "The Merger -- The Merger Agreement -- Termination; Break-Up Fee," all costs and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring the expenses, whether or not the merger is completed.

         AMENDMENT; WAIVER. The Parts Source and General Parts may amend the merger agreement at any time before the Effective Time. Any amendment must be made in writing and signed by The Parts Source and General Parts. However, no amendment may be made after Parts Source shareholders have adopted the merger agreement which by law would require further Parts Source shareholder approval. At any time prior to the Effective Time, either party to the merger agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties made in the merger agreement by the other party or (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any extension or waiver must be made in writing signed by the party or parties to be bound.

ACCOUNTING TREATMENT

         It is expected that the purchase method of accounting will be used to reflect the merger, upon consummation. Under purchase accounting, the assets and liabilities of the acquired company are recorded at their respective fair market values upon consummation and added to those of the acquiring company.

DELISTING OF PARTS SOURCE COMMON STOCK

         If the merger is completed, Parts Source common stock will cease to be listed on Nasdaq.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         GENERAL. The following is a summary of the material federal income tax consequences of the merger to Parts Source shareholders. This summary is based upon the provisions of the Internal Revenue Code, the applicable current and proposed Treasury Regulations, judicial authority and administrative rulings and practice. Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time and therefore could alter or modify the following statements and conclusions. It is assumed that the shares of Parts Source common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of federal income taxation that may be relevant to a particular Parts Source shareholder in light of such Parts Source shareholder's personal investment circumstances (such as the alternative minimum tax), or those Parts Source shareholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals), Parts Source shareholders who hold shares of Parts Source common stock as part of a conversion transaction under Section 1258 of the Code, or to Parts Source shareholders who acquired their shares of Parts Source common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state, local or estate and gift taxation that may be applicable to a Parts Source shareholder.

         CONSEQUENCES OF THE MERGER TO PARTS SOURCE SHAREHOLDERS. The receipt of the merger consideration in the merger (including any cash amounts received by Dissenting Shareholders) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Parts Source common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in Parts Source common stock exchanged in the merger or subject to appraisal rights, and the amount of cash received. The gain or loss will be capital gain or loss, and will be short-term gain or loss subject to tax at a maximum rate of 39.6% if, on the Effective Time, the shares of Parts Source common stock so exchanged or subject to appraisal rights were held for one year or less. If the shares were held for more than one year, the gain or loss would be long term, subject to tax at a maximum rate of 20%.

         BACKUP TAX WITHHOLDING. Under the federal income tax backup withholding rules, unless an exemption applies, General Parts is required to and will withhold 31% of all payments to which a Parts Source shareholder or other payee is entitled in the merger, unless The Parts Source shareholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders) and certifies under penalties of perjury that such number is correct. Each Parts Source shareholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 which will be part of the letter of transmittal to be returned to the Paying Agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Paying Agent (or other agent). The exceptions provide that certain Parts Source shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (i.e., Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability for such year.

THE FEDERAL INCOME TAX DISCUSSION DESCRIBED ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. PARTS SOURCE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

GOVERNMENTAL APPROVALS

         FEDERAL TRADE COMMISSION. The consummation of the merger is subject to the expiration or termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976. Under Hart-Scott-Rodino and the rules promulgated thereunder, the merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the applicable statutory waiting period has expired or been terminated. The Parts Source and Newco Acquisition Sub filed pre-merger notification and report forms under Hart-Scott-Rodino with the FTC and the Antitrust Division on April 7, 1999 and April 6, 1999, respectively.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         CONSULTING AND NON-COMPETE AGREEMENTS. At General Parts' request, as a condition to the merger, General Parts and Thomas D. Cox, The Parts Source's President and Chief Executive Officer, and Robert A. Cox, The Parts Source's Executive Vice President and Secretary will enter into consulting and non-compete agreements that would become effective upon completion of the merger. The consulting agreements would provide for compensation of $4,166 per month for a total of 24 months. The non-competition agreements would provide for an additional compensation of $4,166 per month for a total of 36 months. If the merger agreement is terminated prior to the Effective Time, the consulting and non-competition agreements will not take effect.

         EFFECT OF THE MERGER ON PARTS SOURCE STOCK OPTIONS. In the merger agreement, General Parts has agreed to convert all outstanding stock options into the right to receive an amount in cash equal to $3.00 per share less the exercise price of such options. Officers, directors and key employees of the company presently hold in the aggregate unexercised options to purchase 157,000 shares of Parts Source common stock. Of such options, only 50,000, held by two key employees of the company, are exercisable at less than $3.00 per share.

APPRAISAL RIGHTS

         Under Florida law, holders of Parts Source common stock are entitled to appraisal rights in connection with the merger. Any holder of record of Parts Source common stock who objects to the merger may elect to have his or her shares of Parts Source common stock appraised under the procedures of the FBCA and to be paid the appraised value of his or her shares. The appraised value of the shares will not include any value arising from the merger but may include a fair rate of interest. It is possible that the fair value determined may be more or less than the merger consideration.

         Any holder of Parts Source common stock who is considering exercising his or her appraisal rights is urged to review carefully the provisions of
Section 1320 (a copy of which is attached as Appendix C to this Information Statement), particularly with respect to the procedural steps required to perfect the right of appraisal. The right of appraisal may be lost if the procedural requirements of Section 1320 are not followed exactly. The following is a summary of the procedures relating to exercise of the right of appraisal, which should be read in conjunction with the full text of the applicable sections of Section 1320.

         The Parts Source is required to notify each Parts Source shareholder entitled to appraisal rights, at least 20 days prior to the special meeting, that such appraisal rights are available. The notice should include a copy of the applicable sections of the Florida statutes. THIS INFORMATION STATEMENT CONSTITUTES SUCH NOTICE TO THE HOLDERS OF PARTS SOURCE COMMON STOCK.

         Before the vote is taken at the special meeting, a Parts Source shareholder who wishes to assert dissenters rights under Section 1320 must deliver to The Parts Source a written notice of his or her intent to demand appraisal if the merger is consummated. A vote against the adoption of the merger agreement or an abstention by itself will not constitute a demand for appraisal. A Parts Source shareholder electing to take any of those actions must do so by a separate written demand to Parts Source. Demands should be mailed or delivered to The Parts Source, Inc., 1751 S. Missouri Avenue, Clearwater, Florida 33756, Attention: Secretary.

         Within 10 calendar days after the Effective Time, Parts Source will notify each Parts Source shareholder who has made a proper written demand for appraisal and who has not voted for the adoption of the merger agreement that the merger has been completed. A vote "For" the adoption of the merger agreement will have the effect of waiving all appraisal rights. Within 20 days after the giving of such notice by The Parts Source, any shareholder who elects to dissent must file with The Parts Source a notice of such election, stating the shareholders' name and address, the number of Parts Source shares as to which he or she dissents, and a demand for payment of the fair value thereof. Any shareholder filing an election to dissent must deposit his or her Parts Source common stock certificates with the corporation simultaneously with the filing of the election.

         Within ten days after the period in which shareholders may file their notices of election to dissent (or ten days after the Effective Date, whichever is later, but in no event later than 90 days after the merger agreement is approved), The Parts Source shall make a written offer to pay each Dissenting Shareholder an amount the corporation estimates to be the fair value for such shares.

         If, within 30 days after the making of The Parts Source's offer, any Dissenting Shareholder accepts the same, payment shall be made by The Parts Source within 90 days of the corporation's offer, and thereafter, the Dissenting Shareholder shall cease to have any interest in such shares.

         If The Parts Source fails to make such offer within the period specified, or if it makes an offer and any Dissenting Shareholder fails to accept the same within the prescribed period, then The Parts Source shall or may, as the case may be, within the statutorily prescribed period of time, file an action in any court of competent jurisdiction requesting that the fair value of such Parts Source shares be determined.

         After the court determines which Parts Source shareholders are entitled to an appraisal under Section 1320, the court will appraise the shares of Parts Source common stock. Following determination by the court of the fair value of the shares, Parts Source will pay all Dissenting Shareholders the appraised value of their shares, together with interest, if any, upon surrender to Parts Source of their certificates representing Parts Source common stock. The costs of the appraisal proceeding may be determined by the court and charged to the parties as the court deems equitable in the circumstances.

         If a holder of Parts Source common stock either withdraws his or her demand for appraisal or has his or her appraisal rights terminated as described above, the holder of Parts Source common stock will only be entitled to receive the merger consideration for his or her shares of Parts Source common stock as provided under the terms of the merger agreement.

                    MARKET PRICE OF PARTS SOURCE COMMON STOCK

         Parts Source common stock trades on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "ACEP." The following table sets forth the high and low sale prices per share of Parts Source common stock as reported on Nasdaq for each quarter indicated below.

                                                                                High                Low
                                                                                ----                ---
         Quarter Ended:
            March 31, 1997 ............................................      $  22 3/8           $      16
            June 30, 1997  ............................................         16 1/4               9 1/2
            September 30, 1997 ........................................          4 5/8               3 3/8
            December 31, 1997 .........................................          2 7/8               1 3/4
         Quarter Ended:
            March 31, 1998 ............................................      $   4 3/8           $       2
            June 30, 1998  ............................................              3               1 3/4
            September 30, 1998 ........................................         2 7/32               1 1/8
            December 31, 1998 .........................................         1 7/16                 3/4
         Quarter Ended:
            March 31, 1999 ............................................          2 7/8               1 1/8

         On February 11, 1999, the last full trading day prior to the execution of the merger agreement, the high and low trading prices of Parts Source common stock as reported on Nasdaq were $1 3/4 and $1 1/2, respectively. On April 5, 1999, the last practicable date prior to the date of this Information Statement, the closing price for Parts Source common stock as reported on Nasdaq was $2 11/16.

         Parts Source shareholders are encouraged to obtain current market quotations for Parts Source common stock.

                BENEFICIAL OWNERSHIP OF PARTS SOURCE COMMON STOCK

         The following table sets forth the beneficial ownership of the outstanding shares of Parts Source common stock as of April 1, 1999 (except as noted below), held by persons believed by Parts Source to beneficially own more than 5% of the outstanding shares of Parts Source common stock, by directors and officers of The Parts Source, and by all the directors and executive officers of The Parts Source as a group, and the percentage of the outstanding shares of Parts Source common stock represented thereby. Except as otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to all Parts Source common shares beneficially owned by them. As of April 1, 1999, there were 3,412,273 shares of Parts Source common stock outstanding.

-----------------------------------------------------------------------------------------------------------------
      NAME AND ADDRESS                                                      AMOUNT AND NATURE        PERCENTAGE
    OF BENEFICIAL OWNER                                                  OF BENEFICIAL OWNER (1)    OF CLASS (2)
-----------------------------------------------------------------------------------------------------------------
A.P.S., Inc...............................................................         227,273              6.7%
    15710 John F. Kennedy Blvd., Suite 700
    Houston, Texas 77032

Thomas D. Cox (3).........................................................         928,750             27.2%
    1751 South Missouri Avenue
    Clearwater, Florida 33756

Robert A. Cox (3).........................................................         928,650             27.2%
    1751 South Missouri Avenue
    Clearwater, Florida 33756

James Chadwick (3)........................................................           6,000               *

Steven Sembler (3)........................................................           4,000               *

Robert Morgan (3).........................................................          54,500              1.6%

Frank Kelly (3)...........................................................          42,000              1.2%

Barry Herman (3)..........................................................          18,500               *

All Directors and Officers as a group (7 persons).........................       1,982,400             58.1%


-------------------
       *      Less than one percent (1%).

       (1) In accordance with Rule 13d-3 promulgated pursuant to the Exchange Act, a person is deemed to be the beneficial owner of the security for purposes of the rule if he or she has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within sixty (60) days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "dispositive power" is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.

       (2) In calculating the percentage ownership for a given individual or group, the number of Parts Source common shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges held by such individual or group that are exercisable within sixty days (60) of April 1, 1999.

       (3) The following table sets forth, as of April 1, 1999, the details of Parts Source common stock beneficially owned by each of The Parts Source's directors and executive officers, and by all directors and executive officers of The Parts Source as a group:


                                                                                               TOTAL PARTS SOURCE
                                                  PARTS SOURCE         PARTS SOURCE COMMON        COMMON STOCK
                                                  COMMON STOCK      STOCK EQUIVALENTS (A)(B)   BENEFICIALLY OWNED
                                                  ------------      ------------------------   ------------------
                  Thomas Cox..................        928,750                      0                  928,750

                  Robert Cox..................        928,650                      0                  928,650

                  James Chadwick..............          3,000                  3,000                    6,000

                  Steven Sembler..............          1,000                  3,000                    4,000

                  Robert Morgan...............         12,500                 42,000                   54,500

                  Frank Kelly.................              0                 42,000                   42,000

                  Barry Herman................          1,500                 17,000                   18,500

                  All officers and directors..      1,875,400                107,000                1,982,400
                  as a group.......

                  --------------
                  (a) Includes shares of Parts Source common stock issuable under options currently exercisable or exercisable within 60 days of April 1, 1999.

                  (b) Exercise price of all stock options greater than or equal to $3.00 per share.


                       WHERE YOU CAN FIND MORE INFORMATION

         This Information Statement is accompanied by a copy of The Parts Source's Annual Report on Form 10-K for the year ended December 31, 1998. The information contained in the Form 10-K is incorporated herein by reference and made a part hereof.

         The Parts Source is subject to the informational requirements of the Exchange Act. The Parts Source files reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at:

         450 Fifth Street, N.W.             7 World Trade Center                    Citicorp Center
         Room 1024                          Suite 1300                              500 West Madison Street
         Washington, D.C. 20549             New York, New York 10048                Suite 1400
                                                                                    Chicago, Illinois 60661

         You may also obtain copies of such reports, proxy statements and other information from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

         All documents and reports filed by The Parts Source pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Information Statement and on or prior to the date of the special meeting are deemed to be incorporated by reference in this Information Statement from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Information Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

         Any person receiving a copy of this Information Statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: The Parts Source, Inc., 1751 S. Missouri Avenue, Clearwater, Florida 34616, Attention: Investor Relations (telephone number 727-588-0377). A copy will be provided by first class mail or other equally prompt means within one business day after receipt of your request.

                                                                      APPENDIX A






                           STOCK PURCHASE AGREEMENT
                               (MERGER AGREEMENT)

                             DATED FEBRUARY 16, 1999

                                  BY AND AMONG

                              GENERAL PARTS, INC.,
                             THE PARTS SOURCE, INC.,
                         THOMAS D. COX AND ROBERT A. COX

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 16th day of February, 1999, by and among THOMAS D. COX and ROBERT A. COX (referred to collectively as "Stockholders"), THE PARTS SOURCE, INC. d/b/a Ace Auto Parts, a Florida corporation (hereinafter referred to as "ACE"), and GENERAL PARTS, INC., a North Carolina corporation (hereinafter referred to as "GPI").

                          W I T N E S S E T H   T H A T:

         WHEREAS, Stockholders own a controlling interest in the issued and outstanding capital stock of ACE; and

         WHEREAS, the parties hereto desire that GPI acquire all of the issued and outstanding capital stock of ACE (the "Merger"); and

         WHEREAS, as a condition to the Merger, each of the Stockholders agree, among other things, to execute an agreement whereby they covenant not to compete with GPI, and covenant to maintain the confidentiality of certain information of GPI.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound adopt this plan of share acquisition and agree as follows:

         1.       PLAN OF SHARE ACQUISITION.  The parties agree as follows:

                  (a) GPI shall form a wholly owned subsidiary ("Newco") in the State of Florida for the sole purpose of effecting the Merger pursuant to which GPI will acquire all of the outstanding capital stock of ACE. GPI shall cause Newco and the Stockholders shall cause ACE to enter into articles of merger (the "Articles of Merger") under the laws of the State of Florida. The Articles of Merger shall be substantially in the form attached hereto as EXHIBIT 1(a) and shall provide for the merger of Newco into ACE. The Merger and the other transactions contemplated hereby shall become effective on the date the Articles of Merger become effective with the Secretary of State of Florida (the "Effective Time"). Upon the terms and subject to the conditions of this Agreement, ACE shall execute and file the Articles of Merger with the Secretary of State of Florida in connection with the Closing (as defined herein).

                  (b) At the Effective Time, by virtue of the Merger and without any action of GPI, ACE, Newco or the Stockholders: (i) each share of $.001 par value common stock of ACE ("ACE Common Stock") issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from GPI a cash payment in the amount of $3.00, subject to adjustment as set forth below (the "Cash Payment"); and (ii) each share of Newco common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of ACE Common Stock. In the event ACE shall fail to realize a net profit of at least $75,000 (as determined under generally accepted accounting principles ("GAAP") applied on a consistent basis with ACE's ordinary past practices) during the period beginning on January 1, 1999 and ending on March 31, 1999, then the Cash Payment shall be reduced pro rata by an amount equal to the difference between $75,000 and the actual net profit realized through such period up to a maximum reduction of $75,000. Further, if the book value of the assets of ACE as of the date of the audited balance sheet to be prepared by Grant Thornton LLP, ACE's regular accounting firm, in accordance with GAAP, which is to be delivered to GPI at least 25 days prior to the Effective Time (the "Final Book Value"), is more than $100,000 less than the Base Book Value (as defined herein), then the Cash Payment per share shall be recalculated (in the same manner previously used to arrive at the Cash Payment per share) using the Final Book Value. Base Book Value shall equal $9,611,697.

                  (c) The articles of incorporation and the bylaws of ACE shall not be changed or affected by the Merger. The existence of ACE shall continue under the laws of the State of Florida unaffected and unimpaired by the Merger and ACE shall become a wholly owned subsidiary of GPI.

                  (d) At the Effective Time, each option to purchase one share of ACE Common Stock (an "ACE Option") granted by ACE, which is outstanding at the Effective Time, whether or not exercisable, shall be canceled in exchange for the right to receive a cash amount (the "Net Cash Amount") equal to the difference (if positive) between (i) the Cash Payment and (ii) the per share exercise price of the ACE Option. At the Effective Time, each such ACE Option shall no longer represent the right to purchase shares of ACE Common Stock, but in lieu thereof shall represent only the nontransferable right to receive the Net Cash Amount.

                  (e) Each of the shares of ACE Common Stock held by ACE or by GPI shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         2.       INFORMATION STATEMENT; APPROVAL BY STOCKHOLDERS.

                  (a) ACE shall call a shareholders' meeting (the "Meeting"), to be held 20 calendar days after mailing of the Information Statement (as defined herein) to all shareholders of ACE, for the purpose of voting upon the approval of the Merger and the other transactions contemplated hereby. In connection with the Meeting, (i) ACE shall prepare an information statement (the "Information Statement") pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and ACE and its officers and directors shall use their best efforts to have such Information Statement approved by the SEC as promptly as practicable,

         (ii) ACE shall cause the Information Statement to be mailed to its shareholders as promptly as practicable, and (iii) the parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Information Statement. GPI, the Stockholders and ACE shall make all necessary filings with respect to the Merger under the securities laws.

                  (b) The Stockholders by their execution of this Agreement do hereby irrevocably agree to vote to approve the Merger and the other transactions contemplated hereby at the Meeting.

         3. FURTHER ASSURANCES. At the Closing and from time to time thereafter, Stockholders and ACE shall execute such additional instruments and take such other action as GPI may request in order to effect the Merger and the other transactions contemplated in this Agreement.

         4. CLOSING. The closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs, or at such other time as the parties may mutually agree. The Closing shall be held at the offices of William J. Schifino, Schifino & Fleischer, P.A., 1 Tampa City Center, Suite 2700, Tampa, Florida, or such other location as may be mutually agreed upon by the parties. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by each party, the parties shall use their reasonable efforts to cause the Closing to occur on the first business day following the satisfaction of all unwaived conditions precedent to the Closing set forth herein.

         5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACE AND STOCKHOLDERS. ACE and the Stockholders make the following representations and warranties to GPI, each of which shall be true and correct as of the date hereof and as of the
Closing:

            (a) ORGANIZATION. ACE is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified to do business in all such other states in which it is now conducting business with full requisite corporate power to carry on the business as now being conducted and to own and operate the properties and assets now owned by it.

            (b) AUTHORIZED STOCK. There are 2,000,000 shares of preferred stock, $.001 par value, of ACE authorized, none of which are issued and outstanding. There are 10,000,000 shares of ACE Common Stock authorized, 3,412,273 shares of which are issued and outstanding. The Board of Directors of ACE has reserved 300,000 shares of ACE Common Stock for issuance under a non-qualified stock option plan. As of the date of this Agreement, there are options for 340,000 shares of ACE Common Stock issued and outstanding. SCHEDULE 5(b) sets forth a list of all option holders, the number of options held and the respective exercise prices of such options. Except for such options to purchase ACE Common Stock outstanding under the stock option plan, there are no outstanding commitments or other binding obligations of any character whatsoever relating to shares of the capital stock of ACE. All issued and outstanding shares of ACE Common Stock have been validly issued, fully paid and are non-assessable.

                  (c) SUBSIDIARIES. ACE has no subsidiaries, joint ventures or other equity interests in any other entities

                  (d) AUTHORITY; BINDING AGREEMENT. ACE and the Stockholders have full power, authority and capacity to execute this Agreement and to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by ACE and the Stockholders and constitutes the valid and binding agreement of ACE and the Stockholders enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

                  (e) TITLE TO ACE COMMON STOCK. The Stockholders have good and marketable title to 1,857,400 shares of ACE Common Stock, which constitute 54.4% of all outstanding shares of ACE Common Stock. The Stockholders have the absolute right to vote their shares of ACE Common Stock and to sell, assign and transfer their shares of ACE Common Stock, free and clear of liens, pledges, encumbrances, claims, interests and restrictions.

                  (f) PROCEEDINGS. There are no court proceedings at law or in equity and no proceedings or investigations before any commission or administrative authority pending or threatened, or any orders or judgments in effect against or affecting the ACE Common Stock owned by the Stockholders, ACE's business or the right to carry on ACE's business as conducted as of the date of this Agreement or affecting the ACE Common Stock to be acquired hereunder or seeking to enjoin or challenge the validity of the Merger or the other transactions contemplated hereby.

                  (g) CONTRACTS. ACE is not a party to any written or oral: (1) contract not made in the ordinary course of business; (2) contract for special pricing, discounts or customer service, except as set forth on
         SCHEDULE 5(g)(2); (3) employment contract which is not terminable by ACE without cost or other liability to ACE; (4) labor union or collective bargaining contract, pension or profit sharing agreements of any kind, except as set forth on SCHEDULE 5(g)(4); (5) leases with respect to real or personal property (including equipment), whether as lessee or lessor, except such leases described on SCHEDULE 5(g)(5). ACE is not in default under any lease or other contract to which it is a party; and, all such agreements are enforceable in accordance with their terms and will survive Effective Time.

                  (h) NO VIOLATION; CONSENTS. Neither the Stockholders nor ACE is, individually or collectively, subject to, or is a party to any charter or bylaw, or any mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which (i) materially and adversely affects the business, capital stock, operations or financial condition of ACE or any of its assets or property, or

         (ii) would prevent consummation of the transactions contemplated by this Agreement or would be violated or breached in any material respects by consummation of such transactions, or (iii) would prevent the Stockholders from complying in any material respects with the terms, conditions and provisions of the Agreement, or (iv) would materially and adversely affect the ability of GPI to operate ACE's business after the Effective Time on substantially the same basis as theretofore operated, or (v) would require the consent of any third party to the transactions contemplated herein, except as is necessary to effectuate an assignment of the lease of any property or equipment currently leased by ACE, which consents are set forth on SCHEDULE 5(h) and which shall be obtained before the Effective Time.


                  (i) TAXES. ACE has paid all taxes due and/or assessed and owed by it with respect to its business and assets which are due and payable as of the date hereof, and will duly file all federal, state, local and other returns which are required to be filed and which are due prior to the Closing, and will pay all taxes shown on such returns and all assessments received by it to the extent that such taxes have become due. No unexpired waivers executed by ACE of the statute of limitations for federal or state purposes or extensions of time to file a return are outstanding and in effect.

                      ACE is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a material adverse affect on ACE's business, financial condition or results of operations.

                  (j) ALIEN STATUS. None of the Stockholders is a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986 as amended.

                  (k) ENVIRONMENTAL. The Stockholders and ACE each warrant and represent to their best knowledge after due inquiry, that with respect to the real property used by ACE, including store locations, if any, (as owner, tenant, lessee or otherwise) throughout the period of ACE's use and occupancy of such property, ACE has neither done nor caused to be done any act on or use of such property that would prevent such property from complying with all applicable environmental statutes, laws, rules and regulations of all state, federal, local and other applicable governmental and regulatory authorities, agencies and bodies, and all such applicable statutes, laws, rules and regulations having to do with toxic or hazardous wastes or materials, including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and the regulations promulgated thereunder. Each of the Stockholders and ACE shall jointly and severally hold GPI free and harmless from and shall indemnify GPI against any claim, demand, liability, cost or charge whatsoever, including reasonable attorneys' fees and costs, which GPI may otherwise incur by reason of said warranty and representation proving to be false or untrue in any material respect. For this purpose, a claim, demand, liability, cost or charge against ACE after Effective Time arising out of an event, condition, or circumstance prior to Effective Time shall be deemed a claim, demand, liability, cost or charge against GPI. The representations, warranties and indemnity contained in this Section 5(k) shall survive the Effective Time and the termination of any lease or tenancy of any store locations in which ACE is lessee or tenant, and shall continue for so long as GPI may be subject to liability for any matters enumerated in this Section 5(k) arising during ACE's use and occupancy of the real property and store locations prior to the Effective Time.

                       In addition, the Stockholders have disclosed on
         SCHEDULE 5(k) all material information of which any of the Stockholders has knowledge pertaining to the condition or use of the real property or any store location existing or occurring prior to the use or occupancy of such property by ACE that could cause such property to be in violation of the above-referenced laws, statutes and regulations.

                  (l) CONDITION OF ASSETS. ACE has good and marketable title to all of its respective properties and assets, tangible and intangible, used by it in its business, subject to such liens, mortgages and encumbrances as set forth on SCHEDULE 5(l). All of the equipment and all other assets owned by ACE in all material respects are in good operating condition and repair, ordinary wear and tear excepted.

                  (m) FINANCIAL REPORTS. ACE's annual financial report, the interim financial reports and other financial information which have been or prior to the Effective Time will be provided to GPI, or are contained in any form, proxy statement, registration statement, report, schedule or any other document filed pursuant to the federal or any state securities laws, as of their dates, are a fair and accurate representation of the financial condition and operations of ACE's business prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved.

                  (n) INSURANCE. ACE has and the Stockholders shall cause ACE to continue to maintain in force insurance coverage comparable to existing coverage with respect to the business and ACE's assets through the Effective Time. A schedule of all such insurance coverage is attached hereto as SCHEDULE 5(n).

                  (o) DISCLOSURE. No statement, certificate, instrument or other writing furnished or to be furnished by ACE or any affiliate thereof to GPI pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that ACE or any affiliate thereof is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

                  (p) SALE OF PURCHASED ASSETS. After the date hereof and prior to the Effective Time, ACE will not, and Stockholders will not permit ACE to, sell or otherwise dispose of any of its assets, except in the ordinary course of business as currently conducted, without GPI's written permission.

                  (q) ADVERSE CHANGE. Except as set forth on SCHEDULE 5(q), since December 31, 1997, ACE has made no change in its issued or outstanding capital stock and has not granted or made any option or other agreement with respect to its capital stock; and has not paid or declared any dividend or other distribution in respect to its capital stock; there has been no material adverse change in the condition, financial or otherwise, of ACE. Since December 31, 1997, the compensation paid to all officers, directors, the Stockholders and key employees as contained in the financial reports of ACE provided to GPI by the Stockholders are listed on SCHEDULE 5(q), and ACE has not increased the compensation of any of such officers, directors, Stockholders or key employees, except ordinary and routine merit increases disclosed on said SCHEDULE 5(q); nor have any payments been made to any officer, director or employee except for ordinary salaries and ordinary expense reimbursements; nor has ACE incurred any additional indebtedness or entered into any written or oral agreement, contract or commitment other than in the ordinary course of business.

                  (r) OFFICERS AND DIRECTORS. Attached hereto and marked
         SCHEDULE 5(r) is a list of the directors and officers of ACE, and there are no other officers or directors or persons having power of attorney or other effective control in any form of ACE.

                  (s) CUSTOMER RELATIONS. At the date hereof, all of ACE's business relationships with its respective customers and suppliers are continuing and satisfactory and neither ACE nor the Stockholders knows or has any reasonable grounds to know of any matters or conditions which might have an adverse effect on ACE's continuing and satisfactory business relationships with any of ACE's material customers or suppliers.

                  (t) CUSTOMER LOANS. Except as set forth on SCHEDULE 5(t), neither ACE nor the Stockholders have any knowledge or any grounds to believe that any customer loan or other obligation on which ACE is contingently liable as endorser, co-maker or otherwise is in default or that default is pending or threatened.

                  (u) UNKNOWN LIABILITIES. All known assets and liabilities (including but not limited to, stockholder claims, claims for fraudulent actions or violations of law and regulations and any claim involving any type of taxes attributable to the time period or operations of business prior to Effective Time) of ACE are reflected on the annual financial reports and any interim financial reports of ACE.

                  (v) STATE TAKEOVER LAWS. ACE and each of the Stockholders has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share" or other anti-takeover laws (collectively, "Takeover Laws") under the Florida Business Corporation Act or any other applicable law.

                  (w) APPROVAL BY THE STOCKHOLDERS. The approval by the Stockholders pursuant to Section 2(b) hereof constitutes the only shareholder approval required under applicable Florida law, the federal securities law and the rules of the National Association of Securities Dealers, Inc. to consummate the Merger and the other transactions contemplated by this Agreement.

                  (x) BOARD RECOMMENDATION. The Board of Directors of ACE, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of ACE Common Stock approve the Merger and the other transactions contemplated hereby.

                  (y) REPORTS. Since January 1, 1993, ACE has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with regulatory authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (z) APS SHAREHOLDERS. In connection with any agreement to purchase, repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares of ACE Common Stock beneficially owned by APS, each of the Stockholders and ACE has disclosed to APS any and all material information regarding ACE's business, financial condition and results of operations including, but not limited to, all material information concerning the Merger and the other transactions contemplated by this Agreement.

         6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GPI. GPI makes the following representations and warranties to ACE and the Stockholders, each of which shall be true and correct as of the Effective Time:

                  (a) ORGANIZATION. GPI is a corporation duly organized and validly existing and in good standing under the laws of the State of North Carolina and has the corporate power to own its properties and carry on its businesses now being conducted.

                  (b) AUTHORITY. GPI has the corporate power to execute and perform this Agreement and to consummate the other transactions contemplated hereby.

                  (c) BINDING AGREEMENT. Execution and delivery of this Agreement has been duly authorized by all necessary corporate action and neither the execution nor delivery of this Agreement, nor the performance, observation or compliance with the terms and provisions of this Agreement will violate any provision of law, any order of any court or other governmental agency, the certificate of incorporation or bylaws of GPI or any other agreement to which GPI is a party or by which GPI is bound or by which any of its property is bound.

                  (d) DISCLOSURE. The representations and warranties set forth in this Agreement or any exhibit, schedule, list or other document delivered by GPI to ACE or the Stockholders pursuant hereto, do not contain any untrue statement of material fact or omit to state any material fact necessary in light of the circumstances under which they were made to make the statements contained herein not misleading.

         7. CONDUCT OF BUSINESS PENDING CLOSING. ACE and the Stockholders each covenant and agree as follows:

                  (a) Except as otherwise requested by GPI, and without making any commitments on GPI's behalf, ACE and the Stockholders shall use their best efforts in the normal course of business to keep available to GPI the services of the employees and the suppliers of ACE, and to preserve for GPI the goodwill of the customers of ACE and others having business relations with it. ACE will conduct its business in the normal, usual manner, and will use its best efforts to preserve the assets intact. ACE shall notify GPI of any event or transaction of which it becomes aware prior to the Effective Time which could materially affect its business or assets in an adverse manner. In addition, ACE shall provide GPI with a copy of its monthly financial statements promptly after the close of each month prior to the Effective Time.

                  At all times from the date hereof until the Effective Time, ACE will, and the Stockholders will cause ACE to: (i) maintain its corporate existence in good standing; (ii) carry on its business in the ordinary and usual manner and use their best efforts to preserve its business organization; (iii) maintain and keep its property in good repair, working order and condition; (iv) maintain proper business and accounting records and maintain presently existing insurance on its properties; and (v) keep GPI informed of any material changes or transactions that affect its business, financial condition or results of operations.

                  (b) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of GPI shall have been obtained, and except as otherwise expressly contemplated herein, each of the Stockholders and ACE covenants and agrees that ACE will not, and the Stockholders will cause ACE to not, do or agree or commit to do any of the following:

                           (i) amend its articles of incorporation, bylaws or other governing instruments, or

                           (ii) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $5,000 except in the ordinary course of the business consistent with past practices, or impose, or suffer the imposition, on any of its assets of any lien or permit any such lien to exist; or

                           (iii) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of ACE, or declare or pay any dividend or make any other distribution in respect of ACE's capital stock; or

                           (iv) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of ACE Common Stock or any other capital stock of ACE, or any stock appreciation rights, or any option, warrant or other equity right; or

                           (v) adjust, split, combine or reclassify any capital stock of ACE or issue or authorize the issuance of any other securities in respect of or in substitution for shares of ACE Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any asset having a book value in excess of $5,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                           (vi)   except for purchases of U.S. Treasury
         securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, asset transfers, or purchase of any assets, in any person, or otherwise acquire direct or indirect control over any person, other than in connection with foreclosures in the ordinary course of business; or

                           (vii) grant any increase in compensation or benefits to the employees or officers, except as required by law; pay any severance or termination pay or any bonus; enter into or amend any severance agreements with officers; grant any material increase in fees or other increases in compensation or other benefits to directors; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other equity rights; or

                           (viii) enter into or amend any employment contract (unless such amendment is required by law) that ACE does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; or

                           (ix)  adopt any new employee benefit plan or
         terminate or withdraw from, or make any material change in or to, any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice; or

                           (x) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP; or

                           (xi)  commence any litigation other than in
        accordance with past practice or settle any litigation involving any liability of ACE for material money damages or restrictions upon the operations of ACE; or

                           (xii) except in the ordinary course of business, enter into, modify, amend or terminate any material contract (including any loan contract with an unpaid balance exceeding $5,000) or waive, release, compromise or assign any material rights or claims.

         8.       OTHER AGREEMENTS.

                  (a) PRESS RELEASES. Prior to the Effective Time, ACE and GPI shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8(a) shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law.


                  (b) CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, neither ACE nor any Stockholder nor any affiliate thereof nor any representatives thereof shall directly or indirectly (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes any Takeover Proposal, provided, however, that if, at any time prior to the Meeting the Board of Directors of ACE determines in good faith, after consultation with outside counsel, that it is reasonably advisable to do so in order to comply with its fiduciary duties to stockholders under applicable law, ACE may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof, (x) furnish information with respect to such party to any person pursuant to a customary confidentiality agreement and (y) participate in discussions and negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person other than GPI relating to any direct or indirect acquisition or purchase of a substantial amount of assets of ACE and/or its subsidiaries, taken as a whole (other than the purchase of products in the ordinary course of business), or more than a 20% interest in the total voting securities of ACE or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of ACE or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving ACE or any of its subsidiaries.

                  (c) STOCKHOLDER RELEASES. Each Stockholder hereby releases, remises and forever discharges ACE and its representatives, affiliates and insurers, and their respective successors and assigns, and each of them (hereinafter individually and collectively, the "Releasees") of and from any and all claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation of law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the Effective Time (the "Released Claims"). Each Stockholder represents and warrants that no Released Claim released herein has been assigned, expressly, impliedly or by operation of law, and that all Released Claims of such Stockholder released herein are owned by such Stockholder, who has the sole authority to release them. Each Stockholder agrees that such holder shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative or otherwise, or otherwise attempting to collect or enforce any Released Claims which are released and discharged herein.

                  (d) STATE TAKEOVER LAWS. ACE and each Stockholder shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

                  (e) CHARTER PROVISIONS. ACE and each Stockholder shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under its articles of incorporation, bylaws or other governing instruments or restrict or impair the ability of GPI or any of its subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of ACE Common Stock that may be directly or indirectly acquired or controlled by them.

                  (f) INVESTIGATION AND CONFIDENTIALITY. Prior to the Effective Time, ACE shall keep GPI advised of all material developments relevant to its business and to consummation of the Merger and shall permit GPI to make or cause to be made such investigation of the business and properties of ACE and of its respective financial and legal conditions as GPI reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a party shall affect the representations and warranties of the other party.

                  In addition to GPI's obligations under the confidentiality agreement dated as of January 19, 1999 entered into between ACE and GPI, which is hereby reaffirmed, extended and incorporated by reference herein, GPI shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by ACE concerning ACE and its businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, GPI shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from ACE.

                  Each party agrees to give the other party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other party or which has had or is reasonably likely to have a material adverse affect on the business, financial condition and results of operations of a party, as applicable.

                  (g) APPLICATIONS; ANTITRUST NOTIFICATION. GPI shall promptly prepare and file, and ACE shall cooperate in the preparation and, where appropriate, filing of, applications with all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the parties will promptly within five business days of the date hereof file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The parties shall deliver to each other copies of all filings, correspondence and orders to and from all regulatory authorities in connection with the transactions contemplated hereby.

         RELEASE OF PERSONAL GUARANTEES. GPI shall use commercially reasonable efforts to have the Stockholders released from the personal guaranties listed on
SCHEDULE 8(h); provided, however, that in the event GPI is unable to have such guaranties released, GPI hereby agrees to indemnify the Stockholders from any loss or claim made pursuant to such guaranties.

         9. CONDITIONS PRECEDENT TO OBLIGATIONS OF GPI. The obligations of GPI to consummate the transactions provided for under this Agreement are subject to the satisfaction of the following conditions, unless waived by GPI pursuant to
Section 21:

                  (a) Prior to or simultaneous with the Closing, Stockholders and ACE shall have performed all acts required of them under the terms of this Agreement which are to be performed prior to the Closing.

                  (b) At the Meeting, the Stockholders shall have approved this Agreement and the other transactions contemplated hereby; and such approval solely by the Stockholders shall constitute all of the shareholder approval required under applicable law and by the provisions of any governing instruments to effect the Merger and the other transactions contemplated hereby.

                  (c) The Stockholders shall have delivered to GPI an opinion of Schifino & Fleischer, P.A., Attorneys at Law, Tampa, Florida, Attorney for ACE, dated as of the Closing, to the effect that ACE's existence, good standing and authorized and issued and outstanding capital stock are as set forth above; that ACE has full authority to consummate the transactions provided for herein; that the ACE Common Stock owned by the Stockholders constitutes greater than fifty-one percent (51%) of all of the issued and outstanding shares of the capital stock of ACE; that approval of the Merger and the other transactions contemplated hereby solely by the Stockholders constitutes all of the shareholder approval required under applicable law and by the provisions of any governing instruments to effect the Merger and the other transactions contemplated hereby; that all necessary corporate action under the laws and rules of the State of Florida, the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq"), and any other applicable rule or law has been completed in a favorable manner; and, that they do not know or have reasonable grounds to know of any litigation, proceeding or governmental investigation pending or threatened against or relating to ACE or its properties or businesses, or the ability of the Stockholders and ACE to enter into and perform the terms of the Agreement, except for those noted in the opinion.

                  (d) The Stockholders and ACE, in all instances where necessary, shall have secured and delivered to GPI the written consent of any person, natural or corporate, from whom consent or approval is required, to any or all of the transactions contemplated by this Agreement.

                  (e) Each of the Stockholders shall have entered into a Non-competition and Confidentiality Agreement with GPI for a period of five (5) years substantially in the form of EXHIBIT 9(e)(1) and shall have entered into a Consulting Agreement with GPI in the form of
         EXHIBIT 9(e)(2).

                  (f) GPI may obtain prior to the Closing a Phase I Environmental Audit Report conducted by one or more environmental engineering firms selected by GPI indicating in a manner acceptable to GPI that the Real Property owned, used or occupied by ACE ("Real Property") complies with all applicable environmental statutes, laws, rules and regulations of all state, federal, local and other applicable governmental and regulatory authorities, agencies and bodies, and all applicable statutes, rules, laws and regulations having to do with toxic or hazardous wastes or materials, including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980. In the event any violation or potential violations are indicated in the aforesaid Phase I Environmental Audit Report, ACE shall conduct a Phase II Environmental Audit Report on the Real Property. The cost of all Phase I Environmental Audit Reports shall be paid equally by ACE and GPI, and the cost of all Phase II Environmental Audit Reports shall be paid solely by ACE. If the Phase II Environmental Audit Report discloses circumstances that in the sole judgment of GPI require remediation, the cost of any such remediation shall be at the sole expense of ACE. Such costs shall be paid and the remediation shall be completed prior to the Closing or otherwise adequately provided for to the satisfaction of the GPI. The parties agree and understand that the obligations of GPI under this Agreement are expressly conditioned upon there being no adverse environmental conditions on any such Real Property, or that any adverse environmental conditions have been remedied to the sole satisfaction of the GPI.

                  (g) All consents of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. No consent obtained from any regulatory authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of GPI would so materially adversely impact the economic or business benefits assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, GPI would not, in its reasonable judgment, have entered into this Agreement. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                  (h) The accuracy of the representations and warranties of ACE and the Stockholders set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing.

                  (i) Each of the Stockholders and ACE shall have delivered to GPI (i) a certificate, dated as of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9(h) have been satisfied, and (ii) certified copies of resolutions duly adopted by ACE's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GPI and its counsel shall request.

                  (j) Each of the persons identified in SCHEDULE 9(j) shall have executed and delivered to GPI an employment agreement in substantially the form of EXHIBIT 9(j).

                  (k) The shareholders of ACE shall have approved the Merger and the other transactions contemplated hereby, as and to the extent required by applicable law and by the provisions of any governing instruments.

                  (l) As of the date of the Meeting, holders of no more than 10,000 shares of ACE Common Stock shall have filed with ACE a notice that such holder intends to perfect his dissenters' rights with respect to such ACE Common Stock (except for such shareholders who have withdrawn such notice and voted in favor of the Merger and the other transactions contemplated hereby); provided, however, if GPI in its sole and absolute discretion waives such condition pursuant to Section 21, any holder of shares of ACE Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Section
         607.1302 of the Florida Statutes shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Florida Statutes and surrendered to ACE the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of ACE fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, GPI shall issue and deliver the Cash Payment per share to which such holder of shares of ACE Common Stock is entitled under Section 1(b) (without interest thereon) (less any required withholding of taxes) upon surrender by such holder of the certificate or certificates representing shares of ACE Common Stock held by him. If and to the extent required by applicable law, GPI will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to GPI.

                  (m) Raymond & James, Inc. shall have delivered to ACE its opinion that the consideration to be received by the shareholders of ACE in connection with the Merger is fair, from a financial point of view, to such shareholders and that such opinion shall not have been withdrawn.

                  (n) It is acknowledged by the parties hereto, that as of the date of execution of this Agreement, certain schedules and exhibits to this Agreement to be furnished by ACE and the Stockholders have not been furnished. All such schedules and exhibits shall be provided by ACE or the Stockholders to GPI within 15 calendar days of the date of execution hereof. GPI shall have five business days after receipt to raise objections to such schedules and exhibits. If such objections cannot be resolved to the reasonable, good faith satisfaction of GPI, this condition precedent shall be deemed not to have been met.

         10. CONDITIONS PRECEDENT TO OBLIGATIONS OF ACE AND THE STOCKHOLDERS. The obligations of ACE and the Stockholders to consummate the transactions provided for under this Agreement are subject to the following actions, performances and deliveries of certain documents to the reasonable satisfaction of ACE and the Stockholders, at or prior to the Effective Time as herein provided, unless waived pursuant to Section 21:

                  (a) GPI shall have delivered to ACE and the Stockholders resolutions of the Board of Directors of GPI authorizing GPI to enter into this Agreement, establish Newco as its wholly owned subsidiary, and perform all other acts contemplated by this Agreement.

                  (b) GPI shall deliver to ACE and the Stockholders an opinion of W. Gerald Thornton, Attorney at Law, Raleigh, North Carolina, Attorney for GPI, dated as of the Closing, to the effect that GPI is duly organized and in good standing under the laws of the State of North Carolina; that GPI has full authority to consummate the transactions contemplated herein; and that he does not know or have reasonable grounds to know of any litigation, agreement, proceeding or governmental investigation pending or threatened against or relating to GPI that would make this Agreement unenforceable against GPI in accordance with its terms.

                  (c) The Exchange Agent shall have delivered to ACE and the Stockholders a certificate, dated as of the Closing, to the effect that the Exchange Agent has received from GPI sufficient funds to pay the consideration required by Section 1(b).

                  (d) Raymond & James, Inc. shall have delivered to ACE its opinion that the consideration to be received by the shareholders of ACE in connection with the Merger is fair, from a financial point of view, to such shareholders and that such opinion shall not have been withdrawn.

         11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in this Agreement including exhibits and documents incorporated herein by reference, in any certificate or other instrument delivered by or on behalf of GPI, ACE and the Stockholders or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the party making the same. The representations and warranties herein made shall terminate immediately subsequent to the Closing, except for those representations and warranties made in (a) Sections 5(i), 5(k) or 5(z) of this Agreement, which representations and warranties shall survive until expiration of the applicable statutory period of limitations, and (b) Section 5(e), which representations and warranties shall have no time limit. The representations and warranties made herein shall survive any investigation made at any time by or on behalf of any party hereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their successors, personal representatives, and permitted assigns.

         12.      INDEMNIFICATION.

                  (a) AGREEMENT OF INDEMNITORS TO INDEMNIFY. Subject to the terms and conditions of this Section 12, each of the Stockholders and ACE (the "Indemnitors") jointly and severally agree to indemnify, defend and hold harmless GPI and any of its affiliates ("Indemnitees"), and each of them, from, against, for and in respect of any and all losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon or arising out of the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Indemnitor contained in or made pursuant to Sections 5(e), 5(i), 5(k) or 5(z) of this Agreement.

                  (b)      PROCEDURES FOR INDEMNIFICATION.

                           (i)   An indemnification claim made pursuant to
         Section 12(a) (an "Indemnification Claim") shall be made by an Indemnitee by delivery of a written notice to a designated representative of the Indemnitor(s) (the "Indemnitor Representative") requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted losses and, in the case of any claim made by a third party (a "Third Party Claim"), containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

                           (ii) The Indemnitor Representative shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor Representative on behalf of all Indemnitors, and the Indemnification Claim shall be paid in accordance with Section 12(b)(iii). If an objection is timely interposed by the Indemnitor Representative and the dispute is not resolved by such Indemnitee and the Indemnitor Representative within 15 days from the date the Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in Section 12(e).

                           (iii) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor Representative and the Indemnitee or by an arbitration award or by any other final adjudication, the Indemnitors shall pay the amount of such Indemnification Claim within ten days of the date such amount is determined.

                  (c) SURVIVAL. All representations, warranties and agreements referred to in Section 11 of this Agreement or in any certificate delivered pursuant to this Agreement shall survive for the periods indicated therein. All other provisions of this Agreement (including the respective covenants and obligations of each of the parties) shall survive the Closing.

                  (d) SUBROGATION. Upon payment in full of any Indemnification Claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitors shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

                  (e) ARBITRATION. All disputes arising under this Section 12 (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Indemnitor Representative and GPI in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place as may be specified by the arbitrator (or any place agreed to by the Indemnitor Representative, Parent and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Section 12; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either the Indemnitor Representative or GPI in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnitors as one party and the Indemnitees as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

         13.      TERMINATION.

                  (a) Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of ACE, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                           (i)   By mutual consent of GPI and ACE; or

                           (ii) By either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the breaching party; or

                           (iii) By either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

                           (iv)   By either party (provided that the
         terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event any consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

                           (v) By either party in the event that the Merger shall not have been consummated by September 1, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement or the intentional or deliberate delay or other intentional or wrongful conduct by the party electing to terminate pursuant to this Section 13(a)(v); or

                           (vi)   By either party (provided that the
         terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 13(a)(v); or

                           (vii) By GPI, in the event that the Board of Directors of ACE shall have failed to reaffirm its approval of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the assets of ACE; or

                           (viii) By GPI, in the event (1) the Stockholders fail to vote their approval of the Merger and the other transactions contemplated hereby at the Meeting; (2) the shareholders of ACE fail to vote their approval of the Merger and the other transactions contemplated hereby at the Meeting, as and to the extent required by applicable law and by the provisions of any governing instruments; or
         (3) holders of more than 10,000 shares of ACE Common Stock shall have notified ACE of their intent to perfect their dissenters' rights with respect to such ACE Common Stock; provided, however, that GPI shall not have the right to terminate the Agreement under this Section 13(a)(viii)(3) in the event the Stockholders agree to indemnify GPI (in form satisfactory to GPI in its reasonable discretion) for any amounts owed to all holders who perfect their dissenters' rights in excess of the Cash Payment per share above the 10,000 share threshold.

                  (b) In the event of the termination and abandonment of this Agreement pursuant to Section 13(a), this Agreement shall become void and have no effect, except that (i) the provisions of this Section 13(b), Section 17, Section 8(f) and Section 12 shall survive any such termination and abandonment.

         14. BROKERAGE. Each of the parties hereto shall indemnify the other and hold it or them harmless against and in respect of any claim, for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, from any broker or similar person which said party hereto shall have retained relative to this Agreement or the transactions contemplated hereby, it being understood and agreed that any such broker or similar person shall be paid his brokerage or other commission by the party retaining him or it, as the case may be.

         15. NOTICES. All notices and communications pertaining to this Agreement or the transactions contemplated hereby shall be made in writing and shall be deemed sufficiently given if delivered in person to Stockholders or to GPI or mailed by first class registered mail, postage prepaid, addressed as follows:

         To GPI:          General Parts, Inc.
                          P. O. Box 26006
                          Raleigh, North Carolina 27611
                          ATTN: Bill Kuykendall

         With a copy to:  W. Gerald Thornton
                          Manning, Fulton & Skinner, P.A.
                          P. O. Box 20389
                          Raleigh, North Carolina 27619

         To ACE:          ACE Auto Parts
                          1751 South Missouri Avenue
                          Clearwater, Florida 34616
                          ATTN:  Thomas D. Cox

         With a copy to:  William J. Schifino
                          Schifino & Fleischer, P.A.
                          One Tampa City Center, Suite 2700
                          201 North Franklin Street
                          Tampa, Florida 33602

         To Stockholders: 1751 South Missouri Avenue
                          Clearwater, Florida 34616
                          ATTN:  Thomas D. Cox

         With a copy to:  William J. Schifino
                          Schifino & Fleischer, P.A.
                          One Tampa City Center, Suite 2700
                          201 North Franklin Street
                          Tampa, Florida 33602

or to such other address or person with respect to any party as such party shall notify the others in writing as above provided.

         16. COMPLETE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement among the parties hereto with respect to the exchange and transfer and other transactions contemplated hereby and supercedes all prior agreements and undertakings between the parties with respect to such exchange and transfer and such transactions.

         17.      EXPENSES.

                  (a) Each party hereto shall pay its or his own expenses incident to the negotiation of and the preparation of this Agreement and the consummation of the transactions contemplated hereby, whether or not such transactions contemplated hereby are consummated. ACE shall pay all direct costs and expenses incurred in connection with the preparation and mailing of the Information Statement, including filing, registration and application fees, mailing fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

                  (b) Notwithstanding the foregoing,

                           (i) if this Agreement is terminated by GPI pursuant to any of Sections 13(a)(ii), 13(a)(iii), 13(a)(vi), 13(a)(vii) or 13(a)(viii), or

                           (ii) if this Agreement is terminated by GPI pursuant to Section 13(a)(v) and the failure to close the Merger by September 1, 1999 is the result of either ACE's or the Stockholders' intentional or deliberate delay or other intentional or deliberate wrongful conduct, or

                           (iii) if the Merger is not consummated as a result of the failure of ACE or the Stockholders to satisfy any of the conditions set forth in Section 9, other than Section 9(c) or 9(m), then ACE and the Stockholders shall jointly, severally and promptly pay GPI the sum of (x) $486,667, which amount represents the parties' best estimate of the value of the management time, overhead, opportunity costs and other unallocated costs of GPI incurred by or on behalf of GPI in connection with the transactions contemplated by this Agreement which cannot be calculated with certainty, plus (y) all the out-of-pocket costs and expenses of GPI, including costs of counsel, investment bankers, actuaries and accountants up to but not exceeding an additional $100,000; provided, however, that in the event this Agreement is terminated by GPI pursuant to Section 13(a)(viii)(3) as a result of the Stockholders' failure to indemnify GPI for payment owed to persons who notify ACE of their intention to perfect their dissenters' rights beyond 50,000 shares, then GPI shall not be entitled to payment under subparagraph (x) of this Section 17(b).

                  Notwithstanding the foregoing,

                           (i)   if this Agreement is terminated by ACE
         pursuant to any of Sections 13(a)(ii), 13(a)(iii) or 13(a)(vi), or

                           (ii) if this Agreement is terminated by ACE pursuant to Section 13(a)(v) and the failure to close the Merger by September 1, 1999 is the result of GPI's intentional or deliberate delay or other intentional or deliberate wrongful conduct, or

                           (iii) if the Merger is not consummated as a result of the failure of GPI to satisfy any of the conditions set forth in
         Section 10, other than Section 10 (b) or 10(d),

                  then GPI shall promptly pay ACE the sum of (x) $486,667, which amount represents the parties' best estimate of the value of the management time, overhead, opportunity costs and other unallocated costs of ACE incurred by or on behalf of ACE in connection with the transactions contemplated by this Agreement which cannot be calculated with certainty, plus (y) all the out-of-pocket costs and expenses of ACE including costs of counsel, investment bankers, actuaries and accountants up to but not exceeding an additional $100,000.

                  (d) In addition to the foregoing, if, after the date of this Agreement and within twelve (12) months following

                           (i) any termination of this Agreement by GPI pursuant to Sections 13(a)(ii), 13(a)(iii), 13(a)(vi), 13(a)(vii) or 13(a)(viii), or

                           (ii) any termination of this Agreement by GPI pursuant to Section 13(a)(v) and the failure to close the Merger by September 1, 1999 is the result of either of ACE's or the Stockholders' intentional or deliberate delay or intentional or deliberate wrongful conduct, or

                           (iii) failure to consummate the Merger by reason of any failure of ACE to satisfy the conditions enumerated in Section 9, other than Section 9(c) or 9(m),

                  any third-party shall acquire, merge with, combine with, purchase a significant amount of assets of, or engage in any other business combination with, or purchase any equity securities involving an acquisition of 20% or more of the voting stock of, ACE, or enter into any binding agreement to do any of the foregoing (collectively, a "Business Combination"), such third-party that is a party to the Business Combination shall pay to GPI, prior to the earlier of consummation of the Business Combination or execution of any letter of intent or definitive agreement with ACE relating to such Business Combination, an amount in cash equal to the sum of

                           (x) the direct costs and expenses or portion thereof referred to in subsection (b) above incurred by or on behalf of GPI in connection with the transactions contemplated by this Agreement, plus

                           (y) 5% of the aggregate fair market value of the consideration received by the shareholders of ACE in such Business Combination, less

                           (z) any amounts previously paid by ACE and the Stockholders to GPI pursuant to subsection (b)(iii)(x) of this Section 17,

                  which sum represents additional compensation for GPI's loss as the result of the transactions contemplated by this Agreement not being consummated. In the event such third-party shall refuse to pay such amounts within ten days of demand therefor by GPI, the amounts shall be a joint and several obligation of ACE and the Stockholders and shall be paid by ACE or the Stockholders promptly upon notice to ACE by GPI.

                  (e) In the event of a Business Combination as referred to in
         Section 17(d), above, in addition to the amounts owed GPI therein, the Stockholders shall pay to GPI 50% of the aggregate fair market value of the consideration received by the Stockholders as a result of such Business Combination in excess of the Cash Payment per share.

                  (f) Nothing contained in this Section 17 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. For purposes of this subparagraph (f) only, a vote by the Stockholders, either as shareholders of ACE or as directors of ACE, in favor of a Business Combination providing consideration to the shareholders of ACE in an amount greater than the Cash Payment per share provided under Section 1(b) shall not be considered a breach of this Agreement.

         18. AMENDMENT OR TERMINATION. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or terminated in any manner other than by an instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

         19. CHOICE OF LAWS. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, disregarding conflicts of laws and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of Florida shall govern and control the validity, interpretation, performance and enforcement of this Agreement.

         20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one Agreement. Manual or facsimile signatures shall be fully binding on all parties hereto.

         21. WAIVERS.

             (a) Prior to or at the Effective Time, GPI, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by ACE or the Stockholders, to waive or extend the time for the compliance or fulfillment by ACE or the Stockholders of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GPI under this Agreement, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of GPI.

             (b) Prior to or at the Effective Time, ACE, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by GPI, to waive or extend the time for the compliance or fulfillment by GPI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ACE and the Stockholders under this Agreement, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ACE.

             (c) The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         22. ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding anything herein to the contrary, GPI may assign any or all of its rights, interest or obligations hereunder to a wholly owned subsidiary of GPI without the consent of ACE.

         23. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                             GPI

                                             GENERAL PARTS, INC.


                                             By:
                                                -------------------------------
                                                         Vice-President
(Corporate Seal)

ATTEST:


------------------------------
Secretary


                                             ACE

                                             THE PARTS SOURCE, INC.


                                             By:
                                                -------------------------------
                                                            President
(Corporate Seal)

ATTEST:

----------------------------
Secretary


                                             STOCKHOLDERS:


                                             -------------------------------
                                             THOMAS D. COX


                                             -------------------------------
                                             ROBERT A. COX

                                                                      APPENDIX B







                                FAIRNESS OPINION

                                       OF

                        RAYMOND JAMES & ASSOCIATES, INC.

                              Dated March 11, 1999

March 11, 1999

The Board of Directors
The Parts Source, Inc. d/b/a Ace Auto Parts
1751 S. Missouri Avenue
Clearwater, Florida 33756

Gentlemen:

         You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of the outstanding common stock (the "Common Stock") of The Parts Source, Inc. d/b/a Ace Auto Parts ("Ace" or the "Company") of the cash consideration to be received by them in exchange for their Common Stock in connection with the acquisition of the Common Stock by General Parts, Inc. ("GPI") pursuant to the terms and subject to the conditions contained within the Stock Purchase Agreement among Thomas D. Cox and Robert A. Cox, Ace and GPI (the "Stock Purchase Agreement"). The Stock Purchase Agreement provides, among other things, that each outstanding share of Common Stock will be converted into the right to receive $3.00 per share (the "Purchase Price") at closing from GPI (the transaction in its entirety being referred to as the "Acquisition").

         In connection with our review of the proposed Acquisition and the preparation of our opinion herein, we have examined (i) the financial terms and conditions of the Stock Purchase Agreement; (ii) the audited financial statements of the Company as of and for the years ended December 31, 1995, December 31, 1996 and December 31, 1997; (iii) certain unaudited financial statements and operating reports of the Company, including the preliminary audited financial statements for the year ended December 31, 1998; (iv) certain internal financial analyses and forecasts for the Company prepared by the Company's management; (v) the financial terms of certain proposed Non-Compete and Consulting Agreements between GPI and Messrs. Cox, to be executed concurrently with the execution of the Stock Purchase Agreement; and (vi) certain other publicly available information relating to the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing and have considered other matters which we have deemed relevant to our inquiry.

         We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or any other party, or that was publicly available, and we have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on the bases reflecting the best currently available estimates and judgments of the Company's management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

         Our opinion is necessarily based upon the market, economic, financial and other circumstances and conditions, both existing and as disclosed to us, as of March 11, 1999. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. In particular, we are expressing no opinion herein as to the price at which the Common Stock of the Company will trade at any future time in the absence of the completion of the Acquisition.

         We express no opinion as to the underlying business decision to effect the Acquisition, the structure or tax consequences of the Stock Purchase Agreement or the availability or advisability of any alternatives to the Acquisition.

         In conducting our investigation and analysis and in arriving at the opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and analyses as we have deemed relevant, including: (i) historical prices and trading activity for the common stock of Ace; (ii) certain financial and stock market information for Ace with similar information for certain selected companies within the automotive parts distribution industry whose securities are publicly traded as well as available information on others which are privately held; (iii) the financial terms of certain recent acquisitions and business combinations which were deemed comparable in whole or in part; (iv) a discounted cash flow valuation of Ace; and (v) such other factors as were deemed appropriate.

         Raymond James & Associates, Inc. ("Raymond James") is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee upon the issuance of this opinion. Ace also agreed to reimburse Raymond James for reasonable out-of-pocket expenses incurred by Raymond James and to indemnify Raymond James against certain liabilities arising out of our engagement.

         In the ordinary course of our business, we may actively trade in the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has not previously acted in an investment banking capacity for Ace nor does it publish equity research on Ace.

         It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Acquisition and does not constitute a recommendation to any stockholder of the Company regarding how said stockholder should vote on the proposed Acquisition. Furthermore, this letter should not be construed as creating a fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our written consent.

         Based upon and subject to the foregoing, it is our opinion that, as of March 11, 1999, the cash consideration to be received by the stockholders of the Company in exchange for their Common Stock pursuant to the Stock Purchase Agreement is fair, from a financial point of view, to the stockholders of the Common Stock of the Company.

                                      Very truly yours,

                                      /s/ Raymond James & Associates, Inc.
                                      ------------------------------------
                                      RAYMOND JAMES & ASSOCIATES, INC.

                                                                      APPENDIX C













                        RIGHT OF SHAREHOLDERS TO DISSENT

                        Florida Business Corporation Act
                    Sections 607.1301, 607.1302 and 607.1320

607.1301 Dissenters' rights; definitions.--The following definitions apply to ss. 607.1302 and 607.1320:

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

History.--s. 118, ch. 89-154.

607.1302  Right of shareholders to dissent.--

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party:

                  1. If the shareholder is entitled to vote on the merger, or

                  2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

         (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

         (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

         (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

         (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

                  1. Altering or abolishing any preemptive rights attached to any of his or her shares;

                  2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

                  3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

                  4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

                  5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

                  6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

                  7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

         (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

(2)      A shareholder dissenting from any amendment specified in paragraph
         (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

History.--s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102.

607.1320  Procedure for exercise of dissenters' rights.--

(1)      (a)      If a proposed corporate action creating dissenters' rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320.
                  A shareholder who wishes to assert dissenters' rights shall:

                  1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

                  2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

         (b)      If proposed corporate action creating dissenters' rights under
                  s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

         (a)      Such demand is withdrawn as provided in this section;


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         (b)      The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

         (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

         (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

         (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

         (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to



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         receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History.--s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102.